LOAN AGREEMENT

Dated June 19, 2006

by and among

IXI MOBILE (R&D) LTD.

IXI MOBILE, INC.

AND

THE LENDERS NAMED HEREIN

INDEX OF SCHEDULES & EXHIBITS

Schedules

Schedule I:	Schedule of Lenders

Company Disclosure Schedules:

Section 4.1(a)	Organization and Qualifications
Section 4.2(a)	Subsidiaries
Section 4.3(a)	Authorized Capital Stock of The Parent Guarantor
Section 4.3(b)	Capitalization Table
Section 4.6(a)`	Notices of Non-Compliance
Section 4.6(b)	Government Grants
Section 4.13	Pre-Existing Encumbrances
Section 4.15	Brokers; Third Party Expenses
Section 4.16(a)	Intellectual Property
Section 4.16(d)	Intellectual Property Agreements
Section 4.17	Insurance
Section 4.18	Governmental Actions/Filings
Section 4.20	Interested Party Transactions
Section 4.23	Pledged Collateral
Section 4.24	Material Contracts
Section 4.27	Environmental Matters

Exhibits

Exhibit A:	Form of Note
Exhibit B:	Form of First Ranking Security Agreement
Exhibit C:	Form of First Ranking Debenture - Fixed and Floating Charge
Exhibit D:	Form of Guaranty Agreement
Exhibit E:	Form of ITAC Warrant
Exhibit F:	Form of Registration Rights Agreement
Exhibit G-1:	Form of Legal Opinion of Company Counsel
Exhibit G-2:	Form of Legal Opinion of Company Israeli Counsel
Exhibit H:	9th Amended and Restated Certificate of Incorporation
Exhibit I	Form of Guaranty Joinder
Exhibit J	ITAC Certification
Exhibit K	Undertaking

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made and entered into as of June 19, 2006, by and among IXI MOBILE (R&D) LTD., an Israeli limited liability company, (the “Company”), IXI MOBILE, INC., a Delaware corporation (the “Parent Guarantor”) and each of the Persons named in the Schedule of Lenders attached hereto as Schedule I (each a “Lender” and collectively, the “Lenders”).

WHEREAS, the Parent Guarantor and Israel Technology Acquisition Corp., a Delaware corporation (“ITAC”) have entered into that certain Agreement and Plan of Merger dated February 28, 2006 (the “Merger Agreement”) providing for a merger (the “ITAC/IXI Merger”) of ITAC Acquisition Subsidiary Corp. (“ITAC Subsidiary”), a wholly-owned subsidiary of ITAC with and into the Company, resulting in the Parent Guarantor surviving the ITAC/IXI Merger and becoming a wholly owned subsidiary of ITAC; and

WHEREAS, to meet the financial needs of the Company and the Parent Guarantor between signing and closing of the Merger Agreement, the Company desires to borrow from the Lenders, and the Lenders desire to lend the Company, Twenty Million U.S. Dollars ($20,000,000), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms have the meaning set forth below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with the Company or the Parent Guarantor. “Control,” “controlled by” and “under common control with” mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of a corporation.

“Anti-Terrorism Law” shall mean the laws referred to, directly or indirectly, in Section 4.29, The Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations(Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal state and local laws ordinances, regulations, policies, lists (including, without limitation the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts, drug trafficking and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulation and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Basic Interest Rate” means with respect to each Loan: (i) 10% per annum during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date; and (ii) 20% per annum during the period commencing on the first anniversary of the Closing Date and ending on the payment in full of the Loan.

“Blocked Person” shall have the meaning ascribed to such term in Section 4.29(b).

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in New York City are authorized or required to be closed for business.

“Capital Expenditures” shall mean all expenditures (by the expenditure of cash or the incurrence of Indebtedness) during any measuring period for any fixed assets or improvements or for replacements, substitutions, or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Collateral” means all tangible and intangible real and personal property and assets now owned or hereafter acquired by the Company and by the Parent Guarantor (as applicable), including, but not limited to, all cash and cash equivalents, deposit and other accounts (with customary lockbox and cash control agreements), investment property, instruments, accounts receivable, inventory, machinery and equipment, chattel paper, payment intangibles, real estate and leasehold interests, Intellectual Property Rights, general intangibles, insurance proceeds, choses in action, 100% of all outstanding capital stock of the Company and all other tangible and intangible properties and assets of every kind and description, together with all products and proceeds of any of the foregoing.

“Company” means IXI Mobile (R&D) Ltd., an Israeli limited liability company and a wholly owned subsidiary of the Parent Guarantor.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or by the Parent Guarantor (both domestic and foreign) or used by the Company or by the Parent Guarantor in their business as currently conducted or as currently proposed to be conducted.

“Conversion Amount” means, if the Conversion Participant (as defined below) is a Lender, all or any part of any outstanding principal amount of the Lender’s Note(s) plus all or any part of any accrued interest thereon and any costs, and, if the Conversion Participant is a Leumi Guarantor (as defined in Section 4.22(b) below), all or any part of any amount of the Leumi Debt (as defined in Section 4.22(b) below) assumed by the Leumi Guarantor pursuant to Section 3.1 below, plus all or any part of any accrued interest thereon, which such Lender and/or Leumi Guarantor elects to convert into ITAC Stock or IXI Stock (as the case may be) on an Optional Conversion.

“Conversion Participant” means any Lender and/or Leumi Guarantor (as defined below) assuming any Leumi Debt amount participating in an Optional Conversion.

“Conversion Stock” means ITAC Stock or IXI Stock (as the case may be) issuable upon an Optional Conversion.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” shall mean lawful money of the U.S.

“Encumbrance” means any mortgages, Judgments, claims, Liens, security interests, pledges, escrows, charges, preemptive rights, rights of first offer or first refusal or other encumbrances of any kind or character whatsoever.

“Environmental Law” shall mean any and all laws relating to protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, petrochemicals or petroleum, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Company, the Parent Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Parent Guarantor or the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” shall mean has the meaning set forth in Article VIII.

“First Ranking IL Debenture” shall mean the First Ranking IL Debenture dated the Closing Date executed and delivered by Company and the Lender, a form of which is attached hereto as Exhibit C, as the same may be amended, modified, supplemented or restated from time to time.

“First Ranking Security Agreement” shall mean the First Ranking Security Agreement dated the Closing Date executed and delivered by the Parent Guarantor and the Lender, a form of which is attached hereto as Exhibit B, as the same may be amended, modified, supplemented or restated from time to time.

“GAAP” means United States generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors. Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county municipal, local, or foreign government or other similar recognized organization or body exercising similar powers of authority.

“Government Grants” means grants, incentives, qualifications and subsidies from the Government of the State of Israel or any agency thereof including Approved Enterprise Status from the Investment Center.

“Guarantor” shall mean the guarantors under the Guaranty Agreement. As of the Closing Date, the only Guarantor is the Parent Guarantor.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligations of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business and except obligations in the nature of subrogation or guarantees for the benefit of Persons providing performance bonds for actions by Company specifically incident to the issuance of such performance bonds.

“Guaranty Joinder” shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement, the First Ranking Security Agreement and the other Loan Documents in the form of Exhibit I.

“Guaranty Agreement” shall mean the Guaranty Agreement dated the Closing Date executed and delivered by the Guarantors to the Lenders, a form of which is attached hereto as Exhibit D, as the same may be amended, modified, supplemented or restated from time to time.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect to: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management devide, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements but excluding operating leases) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement between the Leumi Guarantors and the Lender, as the same may be amended, modified, supplemented or restated from time to time.

“Insolvency Proceeding” means with respect to any Person, (a) a case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors or any other similar law now or hereafter in effect, (b) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Company, the Parent Guarantor or any of their Subsidiaries or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (c) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code, or (d) a “stay of proceedings” pursuant to Section 350 of the Israeli Companies Law 5759-1999.

“Intellectual Property Rights” means all (i) worldwide copyright rights (including common law rights), including rights to reproduce, and all registrations and applications for registrations therefor, (ii) United States, International and foreign national patents, patent applications, inventor’s certificates, invention registrations, utility models and the like, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent or patent application claiming priority therefrom, or otherwise related thereto (including any foreign counterparts), (iii) all trademarks worldwide, including International Trademarks, Community trademarks, and national trademarks, common law trademarks, trade names, service marks, logos, domain names or names, common law service marks and service names, together with all registrations and applications for registration therefor, including, without limitation, the trademarks listed in Section 4.16(a) of the Company Disclosure Schedules, (iv) all worldwide trade secrets, as defined in each applicable jurisdiction in which a given trade secret is maintained, and all worldwide confidential business information, and (v) all know-how and other intellectual property rights, including without limitation, all inventions (and improvements, derivatives, and enhancements thereof), processes, manufacturing or marketing procedures, formulae, software, drawings, patterns, vendors lists, customer lists, customer files and customer records.

“Interested Party” shall have the meaning ascribed to it in Section 4.19 hereof.

“Investment Center” means the Investment Center of the Israeli Ministry of Industry, Commerce and Labor.

“ITAC Certification” means the Certification of ITAC to the Lenders dated as of the Closing Date, attached hereto as Exhibit J, as the same may be amended, modified, supplemented or restated from time to time.

“Judgments” means all judgments, injunctions, citations, orders, decrees, writs and awards of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties is bound.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with or issued by any Official Body.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement (other than precautionary financing statement filed in respect of operating leases) or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but excluding any Permitted Encumbrance. Notwithstanding the foregoing, any sales of products in ordinary course of business by any of the Loan Parties or any of their respective Subsidiaries subject to a standard commercial right of return, shall not be considered a “Lien” for purposes of this Agreement.

“Loan Documents” means, individually and collectively, this Agreement, the Note, the Guaranty Agreement, any Account Control Agreements, the ITAC Certification, the First Ranking Debenture, First Ranking Security Agreement, Intercreditor Agreements, any IP Security Agreements, together with the UCC-1 financing statements in respect of the Security Agreements.

“Loan Parties” shall mean the Company and the Guarantor.

“Material Adverse Effect” means, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that (a) is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, (b) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (c) impairs or could reasonably be expected to impair the ability of the Company or the Parent Guarantor to duly and punctually pay or perform their Obligations, or (d) impairs materially or could reasonably be expected to impair the ability of Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document, it being understood that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions, to the extent that such conditions do not have a disproportionate impact on the Company; provided, however, that any change, event, violation, inaccuracy, circumstance or effect arising from or relating to acts or omissions taken by the Company with the prior consent of the Majority Noteholders (following complete and accurate disclosure by the Company) shall not constitute a Material Adverse Effect.

“Majority Noteholders” means the holders of a majority-in-interest of the outstanding principal amount of the Notes, excluding any Lender that is in default of its obligation to advance a Loan pursuant to Article II hereof.

“Notes” has the meaning given such term in Section 2.2.

“Obligations” means all debts, obligations and liabilities of any Loan Party to the Lenders, currently existing or now or hereafter made, incurred or created under, pursuant to or in connection with this Agreement or any other Loan Document, whether voluntary or involuntary and however arising or evidenced, whether direct or acquired by the Lenders by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether such Loan Party may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable; and all renewals, extensions and modifications thereof; and all attorneys’ fees and costs incurred by the Lenders in connection with the collection and enforcement thereof as provided for in any Loan Document.

“OCS” means Office of the Chief Scientist of the Israeli Ministry of Industry, Commerce and Labor.

“Optional Conversion” means a conversion under either (i) Section 3.2(a) and the ITAC Certification or (ii) Section 3.2(b) below (as the case may be).

“Parent Guarantor” means IXI Mobile, Inc., a Delaware corporation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA or any successor.

“Permitted Encumbrance” means any of the following encumbrances: (a) liens for Taxes or assessments or other governmental charges incurred in the ordinary course of business not yet due and payable as of the date hereof or which are being contested provided that appropriate provisions shall have been established therefor in accordance with GAAP; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation provided that appropriate provisions shall have been established therefor in accordance with GAAP; (c) inchoate and unperfected workers’ mechanics’, carriers’, warehousemen’s, suppliers’ or other similar liens or possessory liens arising in the ordinary course of business and securing liabilities each in an outstanding amount of not in excess of $10,000 or $50,000 in the aggregate; (d) Pre-Existing Encumbrances; (e) the Leumi Guarantors’ Security Interest (as defined below); (f) the Ampa Security Interest (as defined below) provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Encumbrances; and (g) the liens and security interests granted to the Lenders under the Security Documents (as defined below).

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, governmental or political subdivision or agency thereof or any other entity or Governmental Authority.

“Pre-Existing Encumbrances” means Encumbrances disclosed in Section 4.13 of the Company Disclosure Schedules except for any such Encumbrances which will be terminated prior to the Closing Date pursuant to the terms of this Agreement.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” shall mean all real property leased or owned by any Loan Party or any Subsidiary of any Loan Party.

“Registration Rights Agreement” means the registration rights agreement substantially in the form attached hereto as Exhibit F consisting of the registration rights provided by ITAC to certain of the Parent Guarantor’s stockholders as part of the ITAC/IXI Merger, as the same may be amended, modified, supplemented or restated from time to time.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

“Returns” shall have the meaning ascribed to the term in Section 4.14(b).

“Security Documents” means the First Ranking Security Agreement (as defined below), the First Ranking IL Debenture (as defined below) and the Parent Guarantor’s Guaranty (as defined below).

“Shares” shall mean all outstanding equity interest of IXI Mobile (R&D) Ltd.

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Taxes” as defined in Section 4.14(a) below.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the security interests granted to the Lenders on any Collateral pursuant to any of the Security Documents is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York or is governed by any comparable law of any other jurisdiction, the term “UCC” shall mean the Uniform Commercial Code or such other comparable law as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein, terms that are defined in the New York UCC and used herein shall have the meanings given to them in the New York UCC.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

2.1 Loan. Subject to the terms and conditions hereof, as of the Closing, the Company will borrow, and each of the Lenders, severally and not jointly, will lend the Company the amount specified opposite such Lender’s name on the Schedule of Lenders (each such amount, a “Loan” and collectively, the “Loans”).

2.2 Notes. Each Loan shall be evidenced by a senior secured convertible promissory note of the Company, each substantially in the form attached hereto as Exhibit A (each a “Note” and collectively, the “Notes”), payable to the order of the applicable Lender and representing the obligation of the Company to pay the principal amount of the Loan, together with interest thereon as prescribed in Section 2.4 hereof and in the Note.

2.3 Repayment. All payment obligations under the Loan Documents, including, without limitation, payment of the entire unpaid principal amount of any Note and any accumulated unpaid interest thereon, as well as any payment obligations of the Loan Parties with respect to the Leumi Debt or to any Leumi Guarantors (both terms as defined in Section 4.22(b) below) assuming any part of the Leumi Debt pursuant to Section 3.1 below, including, without limitation, payment of the entire unpaid principal of such assumed amount and any accumulated unpaid interest thereon, shall be due and payable on the earlier to occur of: (i) the date 60 Business Days following the closing date of the ITAC/IXI Merger (the “Repayment Date”); (ii) the acceleration of the Loans in accordance with the terms of this Agreement; and (iii) June 19, 2008 (subsections (ii) and (iii) to be referred to herein as the “Maturity Date”), unless the principal amount of such Note and any accumulated unpaid interest thereon has already been prepaid in full pursuant to Section 2.5 hereof. The parties hereby agree that the Lenders shall have the right to convert all any part of each their respective Loan pursuant to Section 3.2 below and that any amount so converted into Conversion Stock will be deemed fully paid and all Obligations relating thereto will be deemed fully satisfied.

2.4 Loan Interest Rate. The Company shall pay interest on the unpaid principal amount of each Loan from the Closing Date until such Loan has been paid in full, at a per annum rate of interest equal to the Basic Interest Rate. All computations of interest on each Loan shall be based on a year of 360 days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans. Accrued and unpaid interest on each Loan shall be payable as follows: first payment on June 30, 2007 (the “First Interest Payment Date”) and thereafter quarterly in arrears or upon a Prepayment (as defined below). In any event, all unpaid principal and accrued and unpaid interest shall be due and payable in full on the earlier to occur of the (i) Repayment Date or (ii) the Maturity Date. In addition to payment of interest, the Lenders shall be entitled to the rights and benefits conferred to them by Sections 3.2 and 3.3 below.

2.5 Prepayment. Should the ITAC/IXI Merger be declined by the stockholders of ITAC or fail to become effective for any other reason, the Company may, at any time following such declination or failure to become effective at its sole and exclusive option, prepay the entire outstanding principal amount of the Loans (“Prepayment”) along with accrued and unpaid interest thereon; provided, however, that in addition to principal and accrued and unpaid interest, the Company pays the Lenders premium interest on the outstanding principal amount of the Loans at the then-applicable Basic Interest Rate for the term commencing on the date of Prepayment and ending on the earlier to occur of: (i) a date 6 months following the date of Prepayment, and (ii) the Maturity Date.

2.6 Application of Payments. So long as no Event of Default has occurred, all payments hereunder shall first be applied to interest, then to principal and then to any outstanding Obligations. Upon an Event of Default, all payments hereunder shall first be applied to the Obligations at Lender’s sole discretion.

2.7 Currency. All payments hereunder shall be made in lawful money of the United States of America.

2.8 Date of Payments. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.9 Crediting Payments. The receipt by Lender of any wire transfer of funds, check, or other item of payment shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 12:00 noon New York time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.10 Security Interests. To secure the Company’s and the Parent Guarantor’s full and timely performance of the Obligations, the Parent Guarantor shall grant, and shall cause the Company to grant, to the Lenders, a continuing first priority (except as otherwise set forth in this Agreement or in any of the other Loan Documents) security interest in all of their respective right, title and interest in and to the Collateral pursuant to the First Ranking Security Agreement substantially in the form attached hereto as Exhibit B (the “First Ranking Security Agreement”) to be entered into by the Parent Guarantor on the Closing Date and the First Ranking Debenture - Fixed and Floating Charge substantially in the form attached hereto as Exhibit C (the “First Ranking IL Debenture”) to be entered into by the Company on the Closing Date. The security interests granted by the Company and by the Parent Guarantor pursuant to this Section 2.10 and the Security Documents referenced herein, shall rank equally with the Leumi Guarantors’ Security Interest (as defined below) and the Obligations secured thereby will constitute senior obligations of the Loan Parties having priority over any other obligations of the Loan Parties, subject only to the obligations secured by the Pre-Existing Encumbrances and the Permitted Encumbrances.

2.11 INDEMNIFICATION BY COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE LENDERS AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE LENDERS (EACH, A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”) INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER (INCLUDING THE ITAC MERGER), PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE LENDER, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 2.11 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

2.12 Parent Guarantor’s Guaranty. The Parent Guarantor shall absolutely, continually, unconditionally and irrevocably guarantee the prompt and full performance by the Company of the Obligations pursuant to the Guaranty Agreement substantially in the form attached hereto as Exhibit D.

2.13 Closing.

(a) The closing (“Closing”) of the transactions contemplated by the Loan Documents shall take place on June 19, 2006 (the “Closing Date”), or at such other time and place as the Company and the Majority Noteholders may mutually agree.

(b) Subject to the fulfillment of the conditions set forth in Article VII below, the Lender hereby agrees to advance its respective Loan to the Company on the Closing Date by, at the option of the Lender, a check or checks payable to the order of the Company or by wire transfer, in exchange for the sale and issuance by the Company to each such Lender of a Note evidencing the principal amount of such Lender’s Loan.

ARTICLE III

ASSUMPTION OF LEUMI DEBT; CONVERSION; COMMITMENTS TO ISSUE EQUITY SECURITIES

3.1 Leumi Debt Assumption. The parties agree that, at any time or from time to time following the date of execution of this Agreement, each of the Leumi Guarantors (as defined in Section 4.22(b) below) shall have the right: (i) to assume all or any part of the Leumi Debt (as defined in Section 4.22(b) below) (the “Assumed Debt”), and (ii) upon the consummation of the ITAC/IXI Merger or the failure thereof (as the case may be), to participate in an Optional Conversion and to convert such assumed amount into ITAC Stock or IXI Stock (as the case may be) pursuant to the terms and conditions set forth in Section 3.2 below.

3.2 Conversion.

(a) In the event the ITAC/IXI Merger becomes effective and subject to and conditioned upon the ITAC/IXI Merger becoming effective, each Conversion Participant shall have the option to convert its respective Conversion Amount pursuant to this Agreement and the ITAC Certification into such number of fully paid and non-assessable shares of ITAC’s Common Stock, par value $0.0001 per share (“ITAC Stock”) as determined by dividing (A) such Conversion Participant’s Conversion Amount by (B) $6.50, appropriately adjusted for stock dividends, stock splits and other recapitalizations subsequent to the date of ITAC’s most recent publicly available securities law filing prior to the execution of this Agreement.

(b) At any time on or after the First Interest Payment Date, in the event the ITAC/IXI Merger is rejected by ITAC’s shareholders or otherwise fails to become effective, each Conversion Participant shall have the option to convert its respective Conversion Amount into such number of fully paid and non-assessable shares of Series E Preferred Stock, par value $0.01, of the Parent Guarantor (“IXI Stock”) as determined by dividing (A) such Conversion Participant’s Conversion Amount by (B) $0.656. The rights, preferences and privileges of the IXI Stock shall be as set forth in the currently effective 9th Amended and Restated Certificate of Incorporation of the Parent Guarantor attached hereto as Exhibit H (the “Amended and Restated Certificate of Incorporation”).

(c) No fractional shares of Conversion Stock shall be issued upon an Optional Conversion. If, upon an Optional Conversion, a fraction of a share would otherwise result, then in lieu of such fractional share the Parent Guarantor (in the case of an Optional Conversion pursuant to Section 3.2(b) above) or ITAC (in the case of an Optional Conversion pursuant to the combined provisions of Section 3.2(a) above and the ITAC Certification) will pay the cash value of that fractional share.

(d) An Optional Conversion shall be effectuated by the Conversion Participant by furnishing both the Parent Guarantor and ITAC (in the case of an Optional Conversion pursuant to the combined provisions of Section 3.2(a) above and the ITAC Certification) or by furnishing the Parent Guarantor (in the case of an Optional Conversion pursuant to Section 3.2(b) above), no later than within sixty (60) Business Days following the closing date of the ITAC/IXI Merger (in the case of an Optional Conversion pursuant to the combined provisions of Section 3.2(a) above and the ITAC Certification) or no later than within sixty (60) Business Days following the date on which the Conversion Participant receives notice from the Parent Guarantor that the ITAC/IXI Merger failed to become effective and the Company failed to make the first interest payment on the First Interest Payment Date (in the case of an Optional Conversion pursuant to Section 3.2(b) above), a notice indicating the Conversion Participant’s Conversion Amount and otherwise evidencing such Conversion Participant’s intention to convert its respective Conversion Amount (the “Conversion Notice”). Should any Lender and/or Leumi Guarantor fail to deliver a Conversion Notice within the timeframe and to the party or parties set forth above, such Lender and/or Leumi Guarantor shall be deemed to have waived its right for Optional Conversion and such right shall automatically, without any action on the part of the Parent Guarantor and/or ITAC, be of no further force and effect with respect to such Lender and/or Leumi Guarantor.

(e) The date on which the Conversion Participant delivers the Conversion Notice, duly executed, to the Parent Guarantor shall be deemed to be the date of Optional Conversion (the “Optional Conversion Date”) for the purposes of determining the Conversion Amount. Facsimile delivery of the Conversion Notice shall be accepted by the Parent Guarantor. Certificates representing the shares of Conversion Stock issuable upon an Optional Conversion, containing the restrictive legend then in effect, will be delivered to the Conversion Participant as soon as practicable after the Optional Conversion Date.

(f) Any Conversion Amount converted into Conversion Stock will be deemed fully paid and all Obligations relating thereto will be deemed fully satisfied. Upon issuance of the conversion stock, such shares shall be duly and validly issued.

3.3 Equity Securities.

(a) As an inducement to the Lenders to advance the Loans to the Company, in the event the ITAC/IXI Merger becomes effective and subject and conditioned upon the ITAC/IXI Merger becoming effective, ITAC shall issue pursuant to the combined provisions of this Section 3.3(a) and the ITAC Certification, as soon as practicable following the consummation of the ITAC/IXI Merger, to the Lender a total amount of Six Hundred Thousand (600,000) shares of ITAC’s Common Stock (“ITAC Stock”), par value $0.0001 per share, appropriately adjusted for stock dividends, stock splits and other recapitalizations subsequent to the date of ITAC’s most recent publicly available securities law filing prior to the execution of this Agreement, with each Lender receiving the amount of ITAC Stock set forth apposite such Lender’s name on the Schedule of Lenders. For clarification purposes the parties acknowledge and agree that pursuant to the Leumi Guarantors’ Agreement, as an inducement to the Leumi Guarantors to enter into the Leumi Guarantors’ Agreement, the Leumi Guarantors will receive 240,000 shares of ITAC Stock as described in Section 4.22(d) below.

(b) As an inducement to the Lenders and to the Leumi Guarantors assuming any part of the Leumi Debt to convert at least 50% (the “Conversion Inducement Threshold”) of each their respective Loan amount or assumed Leumi Debt amount into ITAC Stock in the event the ITAC/IXI Merger closes, subject and conditioned upon the ITAC/IXI Merger becoming effective, ITAC shall issue pursuant to the combined provisions of this Section 3.3(b) and the ITAC Certification, as soon as practicable following the consummation of the ITAC/IXI Merger, to any Conversion Participant meeting or exceeding the Conversion Inducement Threshold, warrants (“ITAC Warrants”) to purchase that number of ITAC Stock (as defined above) equal to the product obtained by multiplying (A) each converted Dollar ($1.00) of each such Conversion Participant’s Conversion Amount by (B) 0.0357. The parties agree that Conversion Participants wishing to utilize the benefit conferred by this Section 3.3(b) (combined with the ITAC Certification) shall be required to convert a Conversion Amount such that the foregoing formula will result a whole number of ITAC Warrant shares. The ITAC Warrants shall be in the form attached hereto as Exhibit E. Notwithstanding anything to the contrary herein, the Company and the Parent Guarantor represent and warrant that the benefit to the Leumi Guarantors described in this Section 3.3(b) and conferred by any similar section in the Leumi Guarantors’ Agreement, shall be pre-conditioned upon the Leumi Guarantors assuming collectively at least 50% of the Leumi Debt.

3.4 Covenants Relating to Securities. The Parent Guarantor shall, prior to an Optional Conversion pursuant to Section 3.2(b), take any and all actions necessary to authorize and reserve a sufficient number of shares of IXI Stock to effect such Optional Conversion. The Parent Guarantor covenants and agrees that upon delivery, all shares of IXI Stock shall be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Except as set forth on a Company Disclosure Schedule attached hereto (the “Company Disclosure Schedules”) specifically identifying the relevant Section hereof (provided that any such disclosures shall also be deemed to be representations and warranties hereunder), each Loan Party, jointly and severally, hereby represents and warrants to each Lender as of the Closing Date as follows:

4.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Israel and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Parent Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Parent Guarantor to be conducted. The Loan Parties are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties such Loan Party purports to own, operate or lease and to carry on its respective business as it is now being or currently planned by such Loan Party to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Loan Party. Each Loan Party is not in violation of any of the provisions of the such Loan Party’s respective certificate of incorporation, by-laws and the charters of all committees of the board of directors (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”).

(b) Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Section 4.1(a) of the Company Disclosure Schedules. Each Loan Party is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Loan Party.

4.2 Subsidiaries.

(a) Other than the Company (which wholly owns IXI Mobile (Europe) Ltd., IXI Mobile (Asia Pacific) Ltd. and IXI Mobile (East Europe) SRL), and Neo Mobile, Inc. (which wholly owns Neo Mobile Ltd. and Neo Mobile Telecom LLC) (each, a “Subsidiary” and collectively, the “Subsidiaries”), the Parent Guarantor has no subsidiaries. The Company directly or indirectly owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Encumbrances. Except for the Company and the Subsidiaries, the Parent Guarantor does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Section 4.2(a) of the Company Disclosure Schedules states the name of each Subsidiary of the Loan Parties and its jurisdiction of incorporation, its authorized capital stock issued and outstanding equity interests and the owners thereof (collectively, the “Subsidiary Shares”). All Subsidiary Shares have been validly issued, and all Subsidiary Shares are fully paid and are nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of all Subsidiary Shares have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares except as indicated on Section 4.2(a) of the Company Disclosure Schedules.

(b) Each Subsidiary (in jurisdictions that recognize the following concepts) is a corporation or limited liability company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Subsidiary to be conducted.

4.3 Capitalization and Ownership.

(a) The authorized capital stock of the Parent Guarantor is owned as indicated in this Section 4.3(a) of the Company Disclosure Schedules and consists of 89,642,361 shares of capital stock, of which 49,000,000 shares are Parent Guarantor Common Stock, 333,334 shares are Preferred A Stock, 1,604,791 shares are Preferred B Stock, 3,104,236 shares are Preferred C Stock, 6,000,000 shares are Preferred D Stock and 29,600,000 shares are Preferred D-1 Stock, (collectively “Parent Guarantor Preferred Stock”), of which 4,418,249 shares of Parent Guarantor Common Stock, 285,801 shares of Preferred A Stock, 439,206 shares of Preferred B Stock, 1,439,581 shares of Preferred C Stock, 3,448,473 shares of Preferred D Stock and 29,591,387 shares of Preferred D-1 Stock are issued and outstanding as of the date of this Agreement (collectively “Parent Guarantor Shares”), all of which are validly issued, fully paid and nonassessable. All Parent Guarantor Shares have been validly issued, and all Parent Guarantor Shares are fully paid and are nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of all Parent Guarantor Shares have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Parent Guarantor Shares except as indicated on Section 4.3(a) of the Company Disclosure Schedules.

(b) Outstanding Parent Guarantor options and warrants as of the Closing Date are as set forth in the Capitalization Table included in Section 4.3(b) of the Company Disclosure Schedules.

4.4 Authority Relative to this Agreement. The Loan Parties have all necessary power and authority to execute and deliver this Agreement and the other Loan Documents (to the extent the Company or Parent Guarantor is a party thereto) and to perform their Obligations hereunder and thereunder to incur the Indebtedness contemplated by the Loan Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Loan Documents and the consummation by the Loan Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Loan Party, and no other proceedings on the part of the Loan Parties are necessary to authorize this Agreement and the other Loan Documents or to consummate the transactions contemplated hereby and thereby pursuant to applicable Law and the terms and conditions of this Agreement, other than the giving of notice to the stockholders of the Company and the adoption of this Agreement. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the Loan Parties and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitute the legal and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Loan Documents by any Loan Party do not, and the performance of this Agreement and the other Loan Documents by any Loan Party shall not (i) conflict with or violate each of the Loan Party’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair such Loan Party’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Parent Guarantor, the Company or any of its Subsidiaries pursuant to, any Legal Requirement or material agreement to which such Loan Party or any of its Subsidiaries is a party or instrument, order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Parent Guarantor, the Company or any of its Subsidiaries.

(b) The execution and delivery of this Agreement and the other Loan Documents by the Company does not, and the performance of its Obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended or applicable U.S. state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, (ii) appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent the parties hereto from performing their obligations under any of the Loan Documents.

4.6 Compliance.

(a) The Loan Parties have complied with and are not in violation of any Legal Requirements with respect to the conduct of their business, or the ownership or operation of their respective business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on such Loan Party. The businesses and activities of the Loan Parties have not been and are not being conducted in violation of any Legal Requirements except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on such Loan Party. The Loan Parties are not in default or violation of any term, condition or provision of any applicable Charter Documents. The Loan Parties are not in default or violation of any term, condition or provision of any agreement to which either Loan Party is a party, except for defaults or violations in connection with such agreements which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on such Loan Party. Except as set forth on Section 4.6(a) of the Company Disclosure Schedules, no written notice of non-compliance with any Legal Requirements has been received by any Loan Party or any of its Subsidiaries.

(b) Section 4.6(b) of the Company Disclosure Schedules provides a complete list of all pending and outstanding Government Grants granted to the Loan Parties and any grants received from the OCS. The Company is in material compliance with all of the terms, conditions and requirements of its Government Grants and has duly fulfilled in all material respects all the undertakings relating thereto. The Loan Parties have no knowledge of any intention of the Investment Center or the OCS to revoke or materially modify any of the Government Grants or that the Investment Center or the OCS believes that the Loan Parties are not in compliance in all material respects with the terms of any Government Grant.

4.7 Financial Statements.

(a) The Company has provided to the Lenders a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Parent Guarantor and its Subsidiaries for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each are correct and complete and fairly presents the consolidated financial position of the Parent Guarantor, the Company and their Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The accounts and notes receivable of the Parent Guarantor, the Company and its Subsidiaries reflected on the balance sheets included in the Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Parent Guarantor, the Company or any of their Subsidiaries.

4.8 No Undisclosed Liabilities. Neither the Parent Guarantor, the Company nor any of their Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) or forward or long-term commitments that are not disclosed in the Financial Statements or in the notes thereto and except as disclosed therein, there are no unrealized or anticipated losses from any commitments of the Parent Guarantor, the Company or any of their Subsidiaries; other than such liabilities arising in the ordinary course of the Parent Guarantor’s or the Company’s business and consistent with past practice since December 31, 2005, none of which would have a Material Adverse Effect on the Parent Guarantor, the Company or any of their Subsidiaries.

4.9 Absence of Certain Changes or Events. Since December 31, 2005 there has not been, except where it would not have a Material Adverse Effect on the Parent Guarantor, the Company or any of their Subsidiaries and except as permitted and/or required by the Merger Agreement (a) any material liability incurred by the Parent Guarantor, the Company or any of their Subsidiaries, other than current liabilities incurred in the ordinary course of business consistent in type and amount with past practices, (b) any material asset or property of the Parent Guarantor, the Company or any of their Subsidiaries made subject to any Encumbrance of any kind (except pursuant to the Security Documents), (c) any cancellation of any debt owed to or claim held by the Parent Guarantor, the Company or any of their Subsidiaries, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption, purchase or acquisition of, any shares of the capital stock or other securities of the Parent Guarantor, the Company or any of their Subsidiaries., (f) any disposition of any tangible or intangible material asset of the Parent Guarantor, the Company or any of their Subsidiaries, (g) any loan by the Parent Guarantor, the Company or any of their Subsidiaries to any officer, director, employee, consultant, agent, Affiliate or stockholder of the Parent Guarantor, the Company or any of their Subsidiaries (other than advances to such persons in the ordinary course of business consistent with past practices in connection with bona fide business expenses), (h) any damage, destruction or loss (whether or not covered by insurance) of any asset of the Parent Guarantor, the Company or any of their Subsidiaries, (i) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant or agent of the Parent Guarantor, the Company or any of their Subsidiaries, (j) any write-down of the value of any inventory, or any write-off as uncollectible of any account or note receivable of the Parent Guarantor, the Company or any of their Subsidiaries that is not consistent in type and amount with the Parent Guarantor’s, the Company’s or any of their Subsidiaries’ past practices or for which adequate amounts had not been reserved, (k) any change in the accounting methods, practices or policies followed by the Parent Guarantor, the Company or any of their Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted, which has not been adequately provided for or disclosed in the Financial Statements.

4.10 Litigation. There are no claims, suits, actions, investigations pending or proceedings pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of their Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect in the aggregate on any Loan Party or have a Material Adverse Effect on the ability of the Loan Parties to consummate the transactions contemplated by the Loan Documents.

4.11 Labor Matters.

(a) The Company and the Parent Guarantor are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Parent Guarantor nor does the Company or the Parent Guarantor know of any activities or proceedings of any labor union to organize any such employees.

(b) Each employee and consultant of the Company and the Parent Guarantor is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between the Loan Parties and any of its employees or consultants that their employment or services will be for any particular period. The Loan Parties are not aware that any of its officers or key employees intends to terminate his or her employment with such Loan Party. Such Loan Party is in compliance in all material respects and, to the Loan Parties’ knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Loan Parties and such individuals. There are not, and there have not been, any oral or informal arrangements, commitments or promises between the Loan Parties and any employees or consultants of the Loan Parties that have not been documented as part of the formal written agreements between any such individuals and the Loan Parties that have been made available to the Lenders.

(c) All Loan Party obligations to provide statutory severance pay to its employees in Israel are fully funded or accrued on the Financial Statements and any Loan Party has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Loan Parties are legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Loan Parties do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending, or to the Loan Parties’ knowledge, threatened or reasonably anticipated claims or actions against the Loan Parties by any employee in connection with such employee’s employment or termination of employment by the Loan Parties.

(d) No employee or former employee of the Company, the Parent Guarantor or any of their Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

4.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Parent Guarantor, the Company or any of their Subsidiaries or their assets or to which the Parent Guarantor, the Company or any of their Subsidiaries is a party which has the effect of prohibiting or materially impairing any acquisition of property by the Parent Guarantor, the Company or any of their Subsidiaries or the conduct of business by the Parent Guarantor, the Company or any of their Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on any of the Parent Guarantor, the Company or any of their Subsidiaries.

4.13 Title to Property.

(a) Neither the Company nor the Parent Guarantor presently owns and has not in the past owned any real property. There are no options or other contracts under which the Company or the Parent Guarantor has a right or obligation to acquire any real property.

(b) All leases of real property held by the Company or by the Parent Guarantor, and all personal property and other property and assets of the Company or of the Parent Guarantor owned, used or held for use in connection with the business of the Company or of the Parent Guarantor (the “Personal Property”) are shown or reflected on the balance sheet included in the Financial Statements. The Loan Parties own and have good and marketable title to the Personal Property, and all such Personal Property is in each case held free and clear of all Encumbrances.

(c) The Loan Parties have valid leasehold interest in all properties, assets and other rights which they purport to lease or which are reflected as leased on their books and records, free and clear of all Encumbrances except Permitted Encumbrances, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby except to the extent failure to do so would not cause a Material Adverse Effect. All leases pursuant to which the Loan Parties lease from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default of any Loan Party or, to the Loan Parties’ knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default thereunder).

4.14 Taxes.

(a) For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local, foreign taxes or any other taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments and duties together with all interest, penalties and additions imposed with respect to any such amounts, any obligations under any agreements or arrangements with any other person with respect to any such amounts, any liability of a predecessor entity for any such amounts and any taxes or liability with respect thereto arising under Treasury Regulation Section 1.1502-6 or comparative provision of state, local or foreign law.

(b) The Parent Guarantor, the Company and their Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Parent Guarantor, the Company and their Subsidiaries with any tax authority. All such Returns are true, correct and complete in all material respects. The Parent Guarantor, the Company and their Subsidiaries have paid all Taxes (whether or not shown to be due on such Returns) that have become due and payable on or before the date hereof, except for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, there are no arrangements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Loan Parties or their Subsidiaries for any period.

(c) All Taxes that the Parent Guarantor, the Company and their Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper tax authorities to the extent due and payable.

(d) There are no material Tax deficiencies outstanding, assessed or, to the knowledge of the Company or the Parent Guarantor, threatened against the Company or the Parent Guarantor or any of their Subsidiaries, nor has the Parent Guarantor, the Company or their Subsidiaries executed any waiver of any statute of limitations or extended any period for the assessment or collection of any Tax.

(e) No audit or other examination of any Return of the Parent Guarantor, the Company and their Subsidiaries by any tax authority is presently pending, nor has the Parent Guarantor, the Company and their Subsidiaries been notified of any request for such an audit or other examination.

(f) No adjustment relating to any Returns filed by the Parent Guarantor, the Company and their Subsidiaries has been proposed in writing, formally or informally, by any tax authority to the Parent Guarantor, the Company or their Subsidiaries or any representative thereof.

(g) There are no Tax liens upon the assets of the Company, except liens for current Taxes not yet due and payable.

(h) The Parent Guarantor, the Company and their Subsidiaries are not liable for the Taxes of any Person, is not currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders) and is not a party to or bound by any Tax sharing agreement.

4.15 Brokers; Third Party Expenses. The Parent Guarantor has incurred liability for brokerage, finders’ fees, agent’s commissions and other similar charges in connection with this Agreement and the transactions contemplated hereby. Shares of common stock, options, warrants or other securities of the Parent Guarantor are payable to certain third parties by the Parent Guarantor as a result of this Agreement. Such arrangements are fully described in Section 4.15 of the Company Disclosure Schedules.

4.16 Intellectual Property Rights.

(a) Section 4.16(a) of the Company Disclosure Schedules lists all of the Parent Guarantor’s, the Company’s and their Subsidiaries’ Intellectual Property Rights (the “Company IP List”), and all licenses, sublicenses or other agreements pertaining to any Intellectual Property Rights of third-parties to which the Parent Guarantor, the Company and their Subsidiaries are a party or used by any of the Parent Guarantor, the Company or their Subsidiaries in its business within the past 3 years. Each of the patent applications included in the Company IP List has been filed with the U.S. Patent and Trademark Office or other appropriate office in the applicable jurisdiction and is a current active application pending review by such office.

(b) The Company and the Parent Guarantor collectively own all right, title and interest in and to, or are licensed or otherwise possess a valid and enforceable right to use, all the Company Intellectual Property Rights without known possible alleged or actual conflict with the rights of others, except to the extent that failure to have such rights would not reasonably be expected to have a Material Adverse Effect. The Company and the Parent Guarantor have full right and power to pledge in favor of the Lenders all of the Company’s and the Parent Guarantor’s title, rights and interest in and to the Company Intellectual Property Rights free and clear of Encumbrances, except to the extent that failure to have such right and power would not reasonably be expected to have a Material Adverse Effect.

(c) No claims have been asserted against the Company or the Parent Guarantor or any licensee of the Company or the Parent Guarantor, and no claims are pending against the Company or the Parent Guarantor or any licensee of the Company or the Parent Guarantor, and to their knowledge no claims are threatened by any Person (i) regarding the Company’s or the Parent Guarantor’s or such licensee’s use of any of the Company Intellectual Property Rights; or (ii) regarding infringement of such Person’s rights (including, without limitation, Intellectual Property Rights) resulting from the operation of the business of the Company or the Parent Guarantor as such business was conducted by the Company or the Parent Guarantor prior to the Closing Date.

(d) Other than agreements entered into in the ordinary course of business and which are listed on Section 4.16(d) of the Company Disclosure Schedules, the Company and the Parent Guarantor are not a party to any agreement pursuant to which any third party has any right to manufacture, reproduce, distribute, market or exploit any of the Company Intellectual Property Rights or any adaptations, translations, or derivative works based on the Company Intellectual Property Rights or any portion thereof.

(e) No Company employee or employees of any of the Parent Guarantor’s Subsidiaries is in violation of any material term of any employment contract, patent disclosure agreement, confidentiality, noncompetition and/or non-solicitation agreement or any other contract or agreement with the Company or any Affiliate of the Company or, to the Company’s knowledge, any former employer of such employee with respect to the Company Intellectual Property Rights.

(f) All Company employees, Parent Guarantor employees and employees of all of the Parent Guarantor’s Subsidiaries are party to and bound by valid and enforceable contracts with Company, Parent Guarantor, or Parent Guarantor’s Subsidiaries, as applicable and where legal, whereby said employees are required: to assign all right, title and interest in and to any and all inventions of said employees and patents or patent applications directed thereto, to Company, Parent Guarantor, or Parent Guarantor’s Subsidiaries; to carry out all necessary and reasonable actions, upon request, to effect such assignment; to maintain the confidential nature of the Company Intellectual Property Rights.

4.17 Insurance. Section 4.17 of the Company Disclosure Schedules contains a list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Loan Parties and each such policy is valid and in full force and effect. No notice of cancellation or termination has been received, no claim made and no ground exists to conceal or avoid the Insurance Policies or to reduce coverage thereby by the Loan Parties with respect to the Insurance Policies. Except as disclosed in Section 4.17 of the Company Disclosure Schedules, to the Company’s knowledge, there are no pending claims against such insurance by the Loan Parties as to which the insurers have denied coverage or otherwise reserved rights. Such Insurance Policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties.

4.18 Governmental Actions/Filings. The Parent Guarantor, the Company and their Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings necessary for the Loan Parties to own, lease and operate their properties or to carry on their business as it is now being conducted and as presently proposed to be conducted. Each such Governmental Action/Filing is in full force and effect and, except as set forth in Section 4.18 of the Company Disclosure Schedules, will not expire prior to December 31, 2006, and the Loan Parties are in compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. Except as set forth in Section 4.18 of the Company Disclosure Schedules, no Governmental Action/Filing is necessary to be obtained, secured or made by the Loan Parties to enable it to continue to conduct its businesses and operations and use its properties after the Closing Date in a manner which is consistent with current practice.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

4.19 Interested Party Transactions. No employee, officer, director or stockholder of the Parent Guarantor, the Company or any of their Subsidiaries (each an “Interested Party”) or a member of his or her immediate family is indebted to the Parent Guarantor, the Company or any of their Subsidiaries, nor is the Parent Guarantor, the Company or any of their Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Parent Guarantor, the Company and their Subsidiaries, and (iii) for other employee benefits made generally available to all employees. No Interested Party has any direct or indirect ownership interest in any Person with whom the Parent Guarantor, the Company or their Subsidiaries is affiliated or with whom the Parent Guarantor, the Company or their Subsidiaries have a contractual relationship, or in any Person that competes with the Parent Guarantor, the Company or their Subsidiaries, except that each employee, stockholder, officer or director of Parent Guarantor, the Company or any of their Subsidiaries and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Parent Guarantor, the Company or their Subsidiaries. To the knowledge of the Loan Parties, no officer, director or 5% stockholder or any member of their immediate families is, directly or indirectly, interested in any material agreement to which the Parent Guarantor, the Company or their Subsidiaries is a party (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Parent Guarantor, the Company or their Subsidiaries).

4.20 Certain Business Practices. The Company and the Parent Guarantor have not: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

4.21 Priority of Obligations and Security Interests.

(a) All Obligations will constitute senior obligations of the Company and the Parent Guarantor (as applicable) having priority over any other obligations of the Company or the Parent Guarantor, subject only to the obligations secured by the Pre-Existing Encumbrances and, for the avoidance of doubt, the Company’s obligations secured by the Ampa Security Interest (as defined in Section 4.22(e) below), which shall rank senior to the Obligations. Anything to the contrary notwithstanding, the parties agree and acknowledge that Company’s or the Parent Guarantor’s obligations under the Leumi Guarantors’ Agreement shall rank equally with the Obligations. The Leumi Guarantors shall enter into the appropriate Intercreditor Agreement.

(b) The security interests granted by the Company and by the Parent Guarantor to the Lenders pursuant to the Security Documents shall rank senior to any other security interests granted by the Company and the Parent Guarantor, except that, for the avoidance of any doubt: (i) with respect to any items of collateral subject to any of the Pre-Existing Encumbrances, for so long as the Pre-Existing Encumbrances remain outstanding, the Lenders shall not have a charge or pledge in such items of collateral, and once the Pre-Existing Encumbrances are terminated, such items of collateral shall be considered part of the Collateral and the charges and pledges in favour of the Lenders with respect to such items of collateral shall be first ranking charges and pledges, and (ii) with respect the Ampa Collateral (as defined in Section 4.22(e) below), for so long as the Ampa Security Interest remains outstanding, the Lenders shall not have a charge or pledge in the Ampa Collateral, and once the Ampa Security Interest is terminated, any then-existing items of the Ampa Collateral shall be considered part of the Collateral and the charges and pledges in favour of the Lenders with respect to such then-existing items of the Ampa Collateral shall be first ranking charges and pledges. Anything to the contrary notwithstanding, the parties agree and acknowledge that only the Leumi Guarantors’ Security Interests (as defined in Section 4.22(d) below) shall rank equally with the security interests granted in the Security Documents to the Lenders.

4.22 Existing Credit Lines/Security Interests. Below is a description of all material existing obligations and Encumbrances of the Company and/or the Parent Guarantor:

(a) The Parent Guarantor has entered into that certain Loan and Security Agreement dated as of August 8, 2003 and that certain Loan and Security Agreement dated as of October 22, 2004 with Venture Lending and Leasing III, Inc. and Venture Lending and Leasing IV, Inc. (Collectively “WTI” and the “WTI Facility”) pursuant to which the Company and the Parent Guarantor granted WTI a blanket lien on all of the Company’s assets and on all of the assets of the Parent Guarantor, such liens including 65% of the Parent Guarantor’s shares in the Company and 100% of the shares of the Parent Guarantor in the Subsidiary Neo Mobile Inc. (collectively, the “WTI Security Interests”). As of the date of this Agreement, the outstanding debt under the WTI Facility is $1,030,702.27 (the “Outstanding WTI Debt”). The Company and the Parent Guarantor have undertaken to repay the Outstanding WTI Debt in full as a condition to the Closing, provided the Lenders pay an amount equal to the Outstanding WTI Debt out of any Loan amount directly to WTI on the Closing Date.

(b) The Parent Guarantor obtained a credit line and a loan from Bank Leumi Le’Israel Ltd. (respectively, “Bank Leumi” and the “Leumi Credit Line”). The Leumi Credit Line is guaranteed by Gemini and Landa (collectively, the “Leumi Guarantors”). As of the date of this Agreement, the commitment under the Leumi Credit Line is $8,000,000 and the aggregate principal amount of advances outstanding under the Leumi Credit Line plus all accrued and unpaid interest thereon is $7,800,000.00 (collectively with any future amounts owed by the Parent Guarantor under the Leumi Credit Line, the “Leumi Debt”). The Leumi Credit Line will remain outstanding until the Repayment Date, and in the event the ITAC/IXI Merger does not close, until the Maturity Date.

(c) The Company has obtained a loan from Bank Leumi (the “Second Leumi Loan”). The Second Leumi Loan is guaranteed by one of the two Leumi Guarantors. As of the date of this Agreement, the aggregate principal amount outstanding of the Second Leumi Loan is $2,000,000.00, plus all accrued and unpaid interest thereon. The Company has undertaken to repay the Second Leumi Loan in full as a condition to the Closing, provided the Lenders pay an amount equal to the Second Leumi Loan out of any Loan amount directly to Bank Leumi on the Closing Date.

(d) The Parent Guarantor has entered into an agreement with the Leumi Guarantors (the “Leumi Guarantors’ Agreement”) pursuant to which, among other things: (i) the Parent Guarantor is obligated to repay the Leumi Guarantors any part of the Leumi Debt assumed by any of the Leumi Guarantors and to indemnify the Leumi Guarantors for any amounts paid by the Leumi Guarantors to Bank Leumi pursuant to their guaranty of the Leumi Credit Line and any related make-whole and other amounts payable by the Parent Guarantor in connection with such guaranty; (ii) as consideration for the guaranty provided and continued by the Leumi Guarantors, the Leumi Guarantors will receive: (A) in the event the ITAC/IXI Merger becomes effective and subject and conditioned upon the ITAC/IXI Merger becoming effective, a total amount of Two Hundred Forty Thousand (240,000) shares of ITAC Stock (as defined above), and, additionally, (B) an amount equal to the balance between the Basic Interest Rate and the interest rate owed under the Leumi Credit Line calculated on $8,000,000 for the Period commencing on the date on which the guaranty of the Leumi Guarantors was extended and ending on the Repayment Date (if the ITAC/IXI Merger closes) or on the First Interest Payment Date (if the ITAC/IXI Merger does not close) (depending on when any interest first gets repaid to the Lenders); (iii) in addition to the consideration set forth in Subsection (c)(iii) above, to secure the Parent Guarantor’s obligations pursuant to the Leumi Guarantors’ Agreement, concurrently with the execution of this Agreement, the Parent Guarantor is granting the Leumi Guarantors the same security interests provided to the Lenders by the Security Documents (collectively, the “Leumi Guarantors’ Security Interests”) with such Leumi Guarantors’ Security Interests ranking equally with any security interests provided to the Lenders by the Security Documents. The transactions described in this Section 4.22(d) above shall collectively be referred to hereunder as the “Leumi Guarantors’ Arrangement”.

(e) The Company has entered, or as soon as practicable following the execution of this Agreement may enter, into a factoring arrangement with AMPA Capital Ltd., or any other entity providing PO factoring facilities, (collectively, “Ampa”), pursuant to which: (i) Ampa has agreed to provide the Company funding for any costs and expenses related to supply by the Company of certain devices ordered from the Company by 1&1 Internet AG (“1&1”) in Purchase Order No. 4500000457 dated March 20, 2006 and in Purchase Order No. 4500000575 dated April 10, 2006 (collectively, the “1&1 Purchase Orders”), and (ii) in exchange for said funding by Ampa, the Company has agreed to charge and pledge by way of first ranking fixed charge in favor of Ampa (the “Ampa Security Interest”) on all receivables and/or monies arising from time to time from the 1&1 Purchase Orders, any and all letters of credit related thereto and any and all items of inventory used in the supply of the 1&1 Purchase Orders and any contractual right pertaining thereto (the “Ampa Collateral”).

4.23 Status of the Pledged Collateral. All the shares of capital stock, partnership interests or LLC interests or other equity interests included in the Pledged Collateral to be pledged pursuant to the Loan Documents are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Encumbrance or restriction on transfer, except as otherwise provided by the Loan Documents except as the right of the Lender to dispose of the Shares, partnership interests or LLC interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Shares included in the Pledged Collateral except for the partnership agreements and limited liability company agreements described on Section 4.23 of the Company Disclosure Schedules. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Lender.

4.24 Material Contracts; Burdensome Restrictions. Section 4.24 of the Company Disclosure Schedules lists as of the Closing Date all material contracts relating to the business operations of the Loan Parties, including all employee benefit plans and labor contracts. All such material contracts are valid, binding and enforceable upon the Loan Parties and each of the other parties thereto in accordance with their respective terms except to the extent any lack of such validity, binding effect or enforceability would not cause a Material Adverse Effect, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than the Loan Parties except for defaults of the Loan Parties which would not cause a Material Adverse Effect. No Loan Party is nor is any Subsidiary of any Loan Party bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Laws which could result in a Material Adverse Effect. For purposes of this Section, a “material contract” means a contract that obligates a Loan Party to pay money in an amount, or provide services valued, in excess of $5,000,000 during any 12-month period.

4.25 Investment Companies; Regulated Entities. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” No Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

4.26 Employment Matters. Each Loan Party is in compliance with all applicable federal, state and local labor and employment laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of any labor contracts or current or, to the Loan Parties’ knowledge, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Loan Parties which in any case would constitute a Material Adverse Effect.

4.27 Environmental Matters. Except as set forth on Section 4.27 of the Company Disclosure Schedules, as of the Closing Date, there are no violations, or allegations thereof in writing, of any Environmental Law applicable to any Property and, to the knowledge of the Loan Parties, to any property of any predecessor of the Loan Parties or its Subsidiary.

4.28 Stockholder Approval. The Stockholders of the Company listed on Section 4.3(a) of the Company Disclosure Schedules have executed a stockholder consent adopting and approving the Loan Documents (other than the ITAC Certification) and such stockholders hold the requisite amount of shares of Company Common Stock and Company Preferred Stock, voting together as a single class, necessary for the adoption of this Agreement and the other Loan Documents (other than the ITAC Certification) and the approval of the transactions contemplated hereunder and thereunder, including but not limited to, (i) the 9th Amended and Restated Certificate of Incorporation, (ii) the issuance of any IXI Stock and (iii) the ITAC Merger by the stockholders of the Company in accordance with applicable Legal Requirements.

4.29 Anti-Terrorism Laws.

(a) General. None of the Loan Parties or any of their Subsidiaries, nor or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.

(i) None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(3) a Person or entity with which any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(6) a person or entity who is affiliated or affiliated with a person or entity listed above.

No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

4.30 Updates to Schedules. Should any of the information or disclosures provided on the Company Disclosure Schedules attached hereto become outdated or incorrect in any material respect, the Company shall provide the Lenders in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same as soon as available but no later than ninety (90) days after the end of each quarter of each of its financial years. Such revisions shall become effective upon such Loan Party’s delivery of the same to the Lender together with a certificate of an authorized officer, that such revision and restatement reflects changes that are permitted by this Agreement and the other Loan Documents but no such update or revision shall constitute a waiver of any breach under any Loan Document. Notwithstanding the foregoing, any transaction of any of the Loan Parties approved by the Lenders pursuant to the terms of this Agreement shall be considered an update of the Company Disclosure Schedules without any further action on the part of the Company.

4.31 Solvency, Etc. On the Closing Date and after giving effect to the borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

4.32 Representations and Warranties Complete. The representations and warranties of the Loan Parties included in this Agreement and any of the other Loan Documents and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or any of the other Loan Documents or delivered hereunder or thereunder, are accurate, true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE V

REPRESENTATIONS, AGREEMENTS AND UNDERTAKINGS OF THE LENDERS

Each of the Lenders, severally but not jointly, hereby represents to the Loan Parties that:

5.1 Requisite Power and Authority. The Lenders have all requisite power and authority to execute, deliver and perform the Loan Documents and to consummate the transactions contemplated thereby and hereby. The execution, delivery and performance of the Loan Documents by such Lender, the fulfillment of and the compliance with the respective terms and provisions hereof and the due consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of such Lender. The Loan Documents, when executed and delivered by such Lender, will constitute valid and legally binding obligations of such Lender, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2 Investment Representations.

(a) This Agreement is made with such Lender in reliance upon such Lender’s representation to the Company (to the extent the Lender is entitled to any equity securities of the Company), which by such Lender’s execution of this Agreement such Lender hereby confirms, that, for so long as the Notes, the ITAC Stock, the ITAC Warrants, the shares of Common Stock issuable upon exercise of the ITAC Warrants, the shares of Optional Conversion Stock and any shares of Common Stock issuable upon conversion Optional Conversion Stock (if applicable) (collectively, the “Securities”) are not covered by an effective registration statement under the Securities Act, such Lender will be acquiring the Securities for its own account, for investment and not with a view to the distribution of any part thereof, nor with any intention of distributing the same of any part thereof. By executing this Agreement, such Lender further represents that such Lender does not presently have, and will not enter into, any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities and such Lender has not been formed for the specific purpose of acquiring such securities.

(b) Such Lender understands that the Securities have not been nor will they be registered under the Securities Act by reason of their issuance or potential issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. Such Lender recognizes that because of these restrictions such Lender will have to bear the economic risk of part of such Lender’s investment for an indefinite period of time. Such Lender has adequate means for providing for such Lender’s financial needs and personal contingencies and has no need for liquidity in such Lender’s Securities.

(c) Such Lender understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Lender) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(d) Such Lender has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the offering (or potential offering) of the Securities, as well as the business, properties, prospects and financial condition of the Company, and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies as to enable such Lender to understand and evaluate the risks of such investment and form an investment decision with respect thereto. In addition, such Lender represents that it has received all the information it requested for deciding whether to purchase the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company set forth in this Agreement. In addition, such Lender is able to bear the economic risk of the transaction contemplated by this Agreement.

(e) Such Lender is an “accredited investor,” as such term is defined in Rule 501 (the provisions of which are known to such Lender) promulgated under the Securities Act.

(f) If the Lender is an individual, then the Lender resides in the state or province identified in the address of the Lender set forth on the Schedule of Lenders; if the Lender is a partnership, corporation, limited liability company or other entity, then the office or offices of the Lender in which its investment decision was made is located at the address or addresses of the Lender set forth in the Schedule of Lenders.

5.3 Brokers and Finders. No Person acting on behalf or under the authority of such Lender is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated hereby.

5.4 Legends. It is understood that the Securities may bear a legend in substantially the form set forth below and any other legend required by any Blue Sky Laws or other laws of any state of the United States to the extent such laws are applicable to the securities represented by the certificate so legended:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (OR WRITTEN WAIVER THEREOF FROM THE ISSUER) IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

The Company need not register a transfer of such legended securities, and may also instruct its transfer agent not to register the transfer of such legended securities, unless the conditions specified in the foregoing legends are satisfied.

5.5 Existing Credit Lines. Each of the Lenders hereby acknowledges and agrees as follows:

(a) The Lenders shall pay the Outstanding WTI Debt directly to WTI out of any Loan amount on the Closing Date, subject to the Company providing the Lenders on the Closing Date with the written document described in Section 6.1(o) below duly executed by WTI.

(b) In the event the ITAC/IXI Merger closes, the Leumi Credit Line will remain outstanding until the Repayment Date, and in the event the ITAC/IXI Merger does not close, until the Maturity Date.

(c) The terms of the Leumi Guarantors’ Arrangement described in Section 4.22(d) above, as well as the right of the Leumi Guarantors to assume any amount of the Leumi Debt and their right to participate in an Optional Conversion and to receive ITAC Stock, ITAC Warrants or IXI Warrants in connection therewith (as applicable), are acceptable to the Lenders in their entirety. The Lenders agree that their foregoing consent is irrevocable.

(d) Each of the Lenders hereby covenants and agrees, from time to time after the Closing Date, at the Company’s request and without further consideration, to execute and deliver such consents and instruments and to take such other action as the Company may reasonably require in order to effectively vest in the Leumi Guarantors the Leumi Guarantors’ Security Interests.

5.6 Priority of Obligations and Security Interests. Each of the Lenders hereby acknowledges and agrees to the Company’s representations and exceptions thereto set forth in Section 4.22 above.

5.7 Use of Proceeds. The Lenders acknowledge and agree to the use by the Company of the proceeds of the Loans for the purposes set out in Section 7.20 below.

ARTICLE VI

CONDITIONS TO CLOSING; POST CLOSING COVENANTS

6.1 Conditions to Closing. The obligation of Lenders to advance the Loans on the Closing Date is subject to the fulfillment of the following conditions and to the receipt by the Lenders of the documents described below, duly executed and in form and substance satisfactory to Lenders and their counsel, and the undertaking by the Company of its obligations hereunder on the Closing Date is subject to the fulfillment of the following:

(a) Accuracy of representations and warranties. The representations and warranties of the Loan Parties contained in Articles IV shall be true and correct in all material respects on and as of such date as if made on and as of such date. The representations and warranties of ITAC contained in the ITAC Certification shall be true and correct in all material respects on and as of the Closing Date, as if made on such date.

(b) Performance. The Loan Parties shall have performed and complied with all agreements, obligations and conditions contained in the Loan Documents that are required to be performed or complied with by any one of them prior to the Closing Date.

(c) Approvals. All material governmental and third party approvals necessary in connection with the Loan Documents, the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) Lien Searches. The Lenders shall have received the results of recent lien searches in Israel and in Washington D.C. and the state of Delaware, U.S.A., and such search shall reveal no liens on any of the assets of the Company or the Parent Guarantor except for Permitted Encumbrances, and the liens specified in Section 4.22 which will be discharged within the timeframe set forth therein.

(e) Qualifications. The Loan Parties shall have obtained any and all consents (including the consent of the OCS as well as all other governmental or regulatory consents, approvals, or authorizations required in connection with the valid execution and delivery of this Agreement and the other Loan Documents), permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Loan Documents, and the same shall be effective as of the Closing Date.

(f) Company Compliance Certificate. The Chief Executive Officer of the Parent Guarantor shall deliver to the Lenders at the Closing a certificate certifying that the conditions specified in Sections 6.1(a) (save for any reference to ITAC representations and warranties) through 6.1(c) and in Section 6.1(e) have been fulfilled as to the Loan Parties.

(g) Loan Documents. The Lenders shall have received the Notes, the Guaranty Agreement, any Account Control Agreements, the ITAC Certification, the First Ranking Debenture, First Ranking Security Agreement, any Intercreditor Agreements, any IP Security Agreements, together with the UCC-1 financing statements in respect of the First Ranking Security Agreements, duly executed by the parties thereto, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the Company Shares, as well as such other documents and instruments as the Lenders may reasonably request to effectuate the intents and purposes of this Agreement. The Parent Guarantor authorizes Lender to cause to be filed any such UCC-1 financing statements in such locations as the Lender may deem appropriate and further authorizes the description of the assets as “all assets” thereunder.

(h) Corporate Proceedings of the Loan Parties. The Lenders shall have received a copy of resolutions of the Board of Directors of each of the Loan Parties, authorizing the execution, delivery and performance of any of the Loan Documents to which each of them is a party certified by the Secretary or an Assistant Secretary of each of the Loan Parties, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(i) Corporate Proceedings of ITAC. The Lenders shall have received (i) a copy of resolutions of the Board of Directors of the ITAC, authorizing the execution, delivery and performance of the ITAC Certification, certified by the Secretary or an Assistant Secretary of ITAC, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(j) Legal Opinions. The opinion of legal counsel for the Loan Parties substantially in the forms attached hereto as Exhibit G-1 and G-2, as well as opinion of legal counsel for ITAC in form and substance reasonably satisfactory to the Lenders.

(k) Officer’s Certificate. An Officer’s Certificate of each Loan Party certifying (i) the representations and warranties of each of the Loan Parties contained in Article IV and in each of the other Loan Documents executed on the Closing Date shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and (ii) each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, (iii) no Event of Default or potential Event of Default shall have occurred or shall exist, and (iv) such Loan Party shall have obtained any and all consents (including the consent of the OCS as well as all other governmental or regulatory consents, approvals, or authorizations required in connection with the valid execution and delivery of this Agreement and the other Loan Documents), permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Loan Documents, and the same shall be effective as of the Closing Date

(l) Secretary’s Certificate. There shall be delivered to the Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as to the appropriateness or validity of documents, as applicable, of:

(i) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the authorized officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the other Loan Documents and the true signatures of such officers, on which the Lenders may conclusively rely;

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;

(iv) copy of the Merger Agreement together with all schedules and exhibits and any amendments thereto;

(v) copy of the Board of Directors and Stockholder resolutions authorizing the execution, delivery and performance of the Merger Agreement.

(m) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Lender and counsel for the Lender, and the Lender shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Lender and said counsel, as the Lender or said counsel may reasonably request.

(n) No MAE. Since the execution of this Agreement there shall not have been a Material Adverse Effect on the Parent Guarantor, the Company or any of their Subsidiaries.

(o) ITAC/IXI Merger. The Merger Agreement shall be in full force and effect and there shall be no defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the ITAC/IXI Merger and all consents, approvals and authorizations required in connection with the valid execution of the Merger Agreement have been obtained.

(p) 9th Amended and Restated Certificate of Incorporation. The Lenders shall have received evidence from the appropriate governmental authority of the proper filing of the 9th Amended and Restated Certificate of Incorporation, and such Certificate shall be effective as of the Closing Date.

(q) Financials. The Lenders shall have received the most recently available monthly consolidated and consolidating financial statements of the Parent Guarantor, the Company and their Subsidiaries.

(r) Compliance with Laws. The Company and the Parent Guarantor shall be in compliance with all applicable Legal Requirements (including but not limited to ERISA (as defined in Section 9.1(g) below), margin regulations and environmental laws).

(s) WTI Encumbrances. The Lenders shall have received a written document duly executed by WTI authorizing the Israeli Registrar of Companies (the “Registrar of Companies”) to terminate all charges registered with the Registrar of Companies in favor of WTI in connection with the WTI Facility and authorizing the Company or the Parent Guarantor (as applicable) to file termination statements (Forms UCC-3) with any applicable U.S. Governmental Authority effectuating the termination of all financing statements registered in favor of WTI with any such U.S. Governmental Authority.

(t) Consent to Joinder (ITAC). The Lenders shall have received a written document signed by ITAC and by the individuals or entities consisting of the majority required for an amendment of the Registration Rights Agreement, evidencing the consent of such parties to the joinder of the Lenders as parties to the Registration Rights Agreement, effective on the closing of the ITAC/IXI Merger and the Lenders becoming stockholders of IXI.

(u) Consent to Joinder (IXI). The Lenders shall have received a written document signed by Parent Guarantor and by the individuals or entities consisting of the majority required for an amendment of the Parent Guarantor's Amended and Restated Stockholders Agreement made as of August 24, 2004, as amended, as well as a written document signed by Parent Guarantor and by the individuals or entities consisting of the majority required for an amendment of the Parent Guarantor's Amended and Restated Investors Rights Agreement made as of August 24, 2004, as amended, evidencing the consent of such parties to the joinder of the Lenders as parties to such Agreements, effective on the occurrence of an optional conversion pursuant to Section 3.2(b) above and the Lenders becoming stockholders of Parent Guarantor.

(v) No Violation of Legal Requirements. The making of the Loans shall not contravene any Laws applicable to the Loan Parties or the Lender.

(w) No Actions or Proceedings. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed in writing before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(x) OCS Undertaking. The Lenders shall have executed the document attached hereto as Exhibit K as required by the OCS.

(y) Appointment of Agent. The Loan Parties shall have appointed an Agent for Service of Process as required pursuant to Section 9.11.

(z) Search Results; Lien Terminations. The Lender shall have received certified copies of Uniform Commercial Code search reports (including without limitations lien searches in Israel, Washington, D.C. and the state of Delaware) or other lien searches dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their respective present names and any previous names) as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of any debt to be repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Encumbrances and the Liens specified in Section 6.2(a) below which will be subsequently discharged pursuant to Section 6.2(a), and (iii) such other Uniform Commercial Code termination statements and Israeli termination statements as the Lender may reasonably request.

(aa) Filings, Registrations and Recordings. The Lenders shall have received each document (including Uniform Commercial Code financing statements) required by the Loan Documents or under Law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the collateral described therein, prior to any other Liens (other than Permitted Encumbrances) in proper form for filing, registration or recording.

6.2 Post Closing Covenants.

(a) The Loan Parties covenant and agree to provide the Lenders no later than 10 Business Days following the Closing Date, evidence of filing satisfactory to the Lenders and their counsel, such termination statement and such other documents evidencing the termination of all charges registered with the Registrar of Companies in favor of WTI in connection with the WTI facility

(b) The Loan Parties covenant and agree to provide the Lenders no later than 10 Business Days following the Closing Date, evidence of filing satisfactory to the Lenders and their counsel of such UCC financing statements, Israeli debenture registrations, collateral assignments, account control agreements, and termination statements, with respect to the Collateral as the Lenders shall reasonably request.

(c) The Loan Parties shall have delivered evidence acceptable to the Lenders that adequate insurance in compliance with Section 7.16 Insurance, is in full force and effect and that all premiums then due thereon have been paid, together with a certified copy of the Loan Parties’ casualty insurance policy or policies evidencing coverage reasonably satisfactory to the Lender, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Lender and its counsel naming the Lender as additional insured, mortgagee and lender loss payee.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

7.1 Duration. The covenants in this Article VIII remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any of the other Loan Documents. All of those covenants (and any undertakings or restrictions in any other clause of the Loan Documents) are cumulative, and accordingly none of them shall (except to the extent expressly stated) be limited by any exception to any other undertaking or by implication from the terms of any other undertaking.

7.2 Affirmative and Negative Covenants. Each Loan Party, jointly and severally, covenants and agrees that until payment in full of the Loans, and interest thereon, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), the Loan Parties shall comply at all times with the covenants contained in Article VII.

7.3 Financial Information. The Loan Parties shall supply to the Lenders:

(a) As soon as available but no later than one hundred twenty (120) days after and as of the end of each financial reporting year, a complete copy of the Parent Guarantor’s consolidated audit report, which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, on a consolidated basis, prepared in accordance with United States GAAP, and certified by an independent certified public accountant selected by the Company or the Parent Guarantor (as applicable) and reasonably satisfactory to the Lenders (the “Accountant”). The Accountant’s certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of the Company’s records or otherwise.

(b) As soon as available but no later than ninety (90) days after the end of each quarter of each of its financial years, unaudited interim financial statements of the the Parent Guarantor, the Company and all of their Subsidiaries as of the end of such period, on a consolidated basis, prepared in accordance with United States GAAP (except that they may exclude notes and period-end accruals required by GAAP) and attested by an authorized representative of the Company (e.g., the Company’s chief financial officer) as being complete and correct in all material respects and fairly presenting the consolidated financial position and the results of operations of the Parent Guarantor, the Company and all of their Subsidiaries for such quarter.

(c) Such other statements, lists of property and accounts (including, without limitation, the Collateral), budgets, forecasts, reports, or other information as the Lenders may from time to time reasonably request.

7.4 Other Information.

(a) The Loan Parties shall supply to the Lenders:

(i) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings of a material nature relating to the Loan Parties or to any of their Subsidiaries which are current, threatened or pending, and, together, in each case, with details of how it proposes to conduct the litigation, arbitration or proceedings or otherwise resolve the dispute in question; and

(ii) forthwith, details of any event of which it is aware which may have a Material Adverse Effect on the Loan Parties or any of their Subsidiaries; and

7.5 Accounting Records. Maintain adequate books, accounts and records, and prepare all financial statements in accordance with GAAP to the extent applicable (except for certain non-cash adjustments by year-end and certain adjustments that may be made as a result of an audit), and in compliance with the regulations of any governmental or regulatory authority having jurisdiction over the Loan Parties or any of their businesses; and upon reasonable prior notice, permit employees or agents of the Lenders at such reasonable times during normal business hours as the Lenders may request, at the Loan Parties’ expense, to inspect the Loan Parties’ properties, and to examine, and make copies and memoranda of the Loan Parties’ books, accounts and records subject to any confidentiality and nondisclosure requirements that the Loan Parties may reasonably request. Notwithstanding the foregoing, if no Event of Default has occurred, the Lenders shall limit such inspections to no more than once every six months.

7.6 Notification of Event of Default. The Company shall notify the Lenders of, immediately upon it becoming aware of any of the following:

(a) any Event of Default or potential Event of Default with the passing of time is reasonably likely to become an Event of Default (and the steps, if any, being taken to remedy it); and

(b) any event of default or potential event of default arising under any material agreement entered into by the Loan Parties.

7.7 Authorizations. The Loan Parties shall promptly obtain, maintain and comply with the terms of any authorization required at any relevant time under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Loan Document.

7.8 Negative Pledge. The Loan Parties shall not, and shall ensure that their Subsidiaries shall not, create or permit to subsist any Encumbrance on any of its present or future assets.

7.9 Transfer of Assets. The Loan Parties shall not, and shall ensure their Subsidiaries do not, sell, transfer, lease, license, abandon, or otherwise dispose of (a “Transfer”) any assets except (i) non-exclusive licenses of Company Intellectual Property Rights in the ordinary course of business consistent with industry practice, and exclusive licenses of Company Intellectual Property Rights granted by the Company or by the Parent Guarantor (as the case may be) that are limited to a field of use that is not the sole or primary field of use of such Company Intellectual Property Rights and is not being exploited by the Company or by the Parent Guarantor (as the case may be); (ii) Transfers of worn-out, obsolete or surplus property (each as determined by the Company in its reasonable judgment); (iii) Transfers constituting Permitted Encumbrances; (iv) disposals of assets in exchange for other assets comparable or superior as to type, value and quality and payment of cash as consideration for the acquisition of such assets; and (i) any other disposal approved by the Lenders (such approval not to be unreasonably withheld).

7.10 Borrowings. The Loan Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness except:

(a) Indebtedness incurred for the acquisition of supplies of inventory on normal trade credit;

(b) Leumi Credit Line;

(c) Indebtedness in the ordinary course of business arising from the endorsement of any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by the Company or by the Parent Guarantor (as the case may be) or in which the Company or the Parent Guarantor (as the case may be) now holds or hereafter acquires any interest;

(d) Indebtedness of the Loan Parties under the Loan Document;

(e) Trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not the subject of a genuine dispute or are not more than ninety (90) days past due or, if more than ninety (90) days past due, and for which adequate reserves in conformity with GAAP have been established on the books of the Loan Parties;

(f) Any indebtedness approved by the Lenders prior to the Closing Date and listed on Section 4.13 of the Company Disclosure Schedules; and

(g) Indebtedness incurred in connection with currency hedge transactions entered into by the Loan Parties or by any of their Subsidiaries (as the case may be).

7.11 Mergers and Acquisitions. The Loan Parties shall not, and shall ensure their Subsidiaries do not, liquidate or dissolve; or enter into any consolidation, merger or other combination in which the stockholders of the Loan Parties or their Subsidiaries (as the case may be) immediately prior to such transaction own less than 50% of the voting stock of such Loan Party or of such Subsidiary (as the case may be) immediately after giving effect to such transaction or related series of such transactions; or sell all, or substantially all, of the Loan Party’s or any of their Subsidiary’s assets in a single transaction or related series of transactions, except for the ITAC/IXI Merger pursuant to the Merger Agreement as in effect on the Closing Date, so long as (A)-(B) are met in the following sentence. Additionally, notwithstanding the foregoing, the Loan Parties or their Subsidiaries (as the case may be) may consolidate, merge or sell all or substantially all its assets so long as: (A) the entity that results from such merger or consolidation, or proposes to purchase all, or substantially all, of the Company’s or the Parent Guarantor’s assets (as applicable, the “Surviving Entity”), shall have executed and delivered to the Lenders an agreement in form and substance reasonably satisfactory to the Lenders, containing an assumption by the Surviving Entity of the due and punctual payment and performance of all Obligations and performance and observance of each covenant and condition of the Company and the Parent Guarantor in the Loan Documents to which each is a party; (B) all such obligations of the Surviving Entity to the Lenders shall be guaranteed by any entity that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity; (C) immediately after giving effect to such merger, consolidation or sale of assets, no Event of Default or, event which with the lapse of time or giving of notice or both, would result in an Event of Default shall have occurred; and (D) the credit risk to the Lenders, as determined in its sole discretion, of the Surviving Entity shall not be increased.  In determining whether the proposed merger, consolidation or sale of assets, would result in an increased credit risk, the Lenders may consider, among other things, changes in the Loan Parties’ (as the case may be) management team, employee base, access to equity markets, venture capital support, financial position and/or disposition of Intellectual Property Rights which may reasonably be anticipated as a result of the transaction.  Notwithstanding anything to the contrary in this Section 7.11: (a) changes in ownership resulting from additional bona fide private equity financings by financial investors shall be permitted so long as all rights and obligations thereunder are subordinated to the rights and Obligations owed to the Lenders; and (b) the Parent Guarantor, the Company and their Subsidiaries shall be permitted to create additional direct or indirect subsidiaries so long as the Parent Guarantor, the Company or their Subsidiaries, as applicable, promptly pledges to the Lenders its ownership interest in each such subsidiary to secure the timely payment and performance of the Obligations and such Subsidiary guarantees the Obligations under the Loan documents by executing a Guaranty Joinder.

7.12 Compliance with Laws and Payment of Taxes.

(a) The Loan Parties shall comply (and shall ensure that the Subsidiaries comply) with all laws and regulations applicable to it to the extent that failure to do so would have a Material Adverse Effect.

(b) The Loan Parties shall, and shall ensure that the Subsidiaries:

(i) file, or procure the filing of, all Tax and informational returns that are required to be filed by it in any jurisdiction; and

(ii) pay all its Taxes when due, except to the extent the Taxes are contested in good faith and by appropriate means, and a reserve reasonably regarded as adequate has been set aside for payment of those Taxes.

7.13 Change of Business. The Loan Parties shall not, and shall ensure that the Subsidiaries do not, engage in any material line of business other than the business the Parent Guarantor, the Company and their Subsidiaries conduct as of the Closing Date or any business closely related or incidental thereto.

7.14 Share Capital. The Parent Guarantor, the Company and their Subsidiaries shall not, without the prior consent of the Lenders purchase, cancel or redeem any of their share capital (other than repurchases from employees, directors, or consultants of the Company or the Parent Guarantor upon termination of their service with the Company or the Parent Guarantor).

7.15 Distributions. The Loan Parties shall not, and shall ensure that none of their Subsidiaries shall pay any dividends or make any other distribution with respect to any of the Loan Parties’ or the Subsidiaries’ capital stock, share capital or equity interests, except dividends by the Subsidiaries to the Loan Parties.

7.16 Insurance. Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Lenders, the Loan Parties shall deliver to the Lender (x) within ninety (90) days after the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Lender, which shall (i) specify the Lender as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the Loan Parties and not that of the insured, (ii) provide that the interest of the Lender shall be insured regardless of any breach or violation by the Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the Loan Parties or others insured under such policies, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise, (iv) provide that any and all rights of subrogation which the insurers may have or acquire shall be, at all times and in all respects, junior and subordinate to the prior payment in full of the Obligations hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Obligations hereunder have been paid in full, (v) provide, except in the case of public liability insurance and worker’s compensation insurance, that all insurance proceeds for losses of less than $1,000,000 shall be adjusted with and payable to the Loan Parties and that all insurance proceeds for losses of $1,000,000 or more shall be adjusted with and payable to the Lenders, (vi) include effective waivers by the insurer of all claims for insurance premiums against the Lenders, (vii) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Lenders of written notice of such cancellation or change, (viii) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (ix) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The Loan Parties shall notify the Lenders promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.

7.17 Maintenance of Properties and Leases. The Loan Parties shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Loan Parties will make or cause to be made all appropriate repairs, renewals or replacements thereof; provided that nothing in this Section 7.17 shall prevent the Loan Parties from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is desirable in the conduct of its or their business and does not, together with other such discontinuances in the aggregate, cause a Material Adverse Effect.

7.18 Maintenance of Patents, Trademarks, Etc. The Loan Parties shall maintain in full force and effect all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, domain name registrations, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business. The Loan Parties shall not abandon, lapse or otherwise allow to become abandoned, lapsed or expired (other than by natural expiration of full statutory term) any patents, patent applications, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations or assets included in the Company Intellectual Property Rights, without prior written consent of the Lenders.

7.19 Conduct of Business. The Loan Parties shall, and shall ensure that each of their Subsidiaries shall:

(a) maintain and preserve the Loan Parties’ and each of their Subsidiaries existence, present form of business, and all rights and privileges necessary in the normal course of its business. Keep all the property in good working order and condition, ordinary wear and tear and obsolescence excepted; and

(b) in all material respects conduct their business in a reasonable and prudent manner in accordance with all applicable Laws and regulations and the terms of the Loan Documents; and

(c) meet all of their material obligations as they fall due; and

(d) promptly perform their material obligations, and enforce their material rights under each agreement to which they, or any of them, are a party.

7.20 Use of Proceeds. The Loan Parties shall use the proceeds of the Loans solely for (i) working capital; (ii) other general corporate purposes, including payment of account payables of the Loan Parties; (iii) payment of any costs, fees and expenses related to the transactions contemplated by any of the Loan Documents; (iv) repayment of the Outstanding WTI Debt (as defined above) on the Closing Date to WTI; and (v) repayment of the Second Leumi Loan (as defined above) on the Closing Date to Bank Leumi. Notwithstanding the previous sentence, the Loan Parties shall not distribute more than $600,000 of the proceeds of the Loans to any of their Subsidiaries, unless prior to such distribution, (i) the Loan Parties or any of their Subsidiaries, as applicable, promptly pledges to the Lenders all of their ownership interest in each of their domestic Subsidiaries and 65% of its ownership interest in each of their foreign Subsidiaries to secure the timely payment and performance of the Obligations, in form and substance satisfactory to the Lender, and (ii) each such Subsidiary guarantees the Obligations under the Loan Documents by executing the Guaranty Joinder.

7.21 Amendments and Agreements. The Loan Parties shall not, directly or indirectly, terminate, cancel or suspend, or permit or consent to any termination, cancellation or suspension of, or enter into or consent to or permit an assignment of the rights or obligations of any party to, any material agreement pertaining to the business of any Loan Party as currently conducted or as currently proposed to be conducted to which it is a party without receiving the prior written consent of the Lenders (which shall not be unreasonably withheld).

7.22 Special Collateral Covenants. The Loan Parties will:

(a) Do all things reasonably necessary to maintain, preserve, protect and keep all Collateral in good working order and salable condition, ordinary wear and tear excepted and obsolescence, deal with the Collateral in all ways as are considered good practice by owners of like property, and use the Collateral lawfully and, to the extent applicable, only as permitted by the Loan Parties’ insurance policies (as applicable). The Loan Parties shall maintain, or cause to be maintained, materially complete and accurate records relating to the Collateral. Upon reasonable prior notice at reasonable times during normal business hours (but in no case more than once every six (6) months if no Event of Default has occurred), the Loan Parties hereby authorizes a representative appointed by the Majority Noteholders, to inspect the Collateral and to discuss the Collateral and the records relating thereto with the Loan Parties’ officers (as applicable).

(b) Execute and deliver to the Lenders all financing statements, notices, instruments and other documents (including, without limitation, any filings with the United States Patent and Trademark Office, the Registrar of Companies and the Registrar of Pledges in Israel) from time to time reasonably requested by the Lenders to maintain either (i) a first fixed and floating security interest in the Collateral in favor of the Lenders (subject only to the exceptions set forth in Section 4.21 above), or (ii) a perfected security interest in the Collateral, in favor of the Lenders, except in each case to the extent a Permitted Encumbrance is permitted to be senior to, or pari-passu with, the Lenders’ security interest; perform such other acts and execute and deliver to the Lenders such additional conveyances, assignments, agreements and instruments, as the Lenders may at any time reasonably request in connection with the administration and enforcement of this Agreement or the Lenders’ rights, powers and remedies hereunder.

(c) Not create, incur, assume or permit to exist any Encumbrance or grant any other Person a negative pledge on any Collateral, except Permitted Encumbrances.

(d) Without at least 30 days’ prior written notice to the Lenders: (i) not relocate any material portion of the Collateral, or establish a place of business at a location other than as in effect on the Closing Date; (ii) not change its name, mailing address, location of the Collateral (except as otherwise permitted herein); and (iii) not change its jurisdiction of organization or legal structure.

(e) At the request of the Lenders, to the extent commercially practicable, firmly affix a decal, stencil or other marking to designated items of the Collateral, indicating thereon the security interest of the Lenders; provided, however, that the Lenders agree to not make such a request unless the Lenders reasonably believe that an event which would have a Material Adverse Effect with respect to, or cause confusion as to the identification of, such item of the Collateral or Lender’s security interests therein, is reasonably likely to occur.

(f) Other than in the ordinary course of business or as determined in good faith, not make any material discount, credit, rebate or other reduction in the original amount owing on a right to payment or accept in satisfaction of a right to payment an amount materially less than the original amount thereof.

7.23 Loans. The Loan Parties will not make or suffer to exist any loans, guaranties, advances, except:

(a) Accounts receivable in the ordinary course of the Company’s or the Parent Guarantor’s business (as the case may be);

(b) Temporary advances, including travel advances to employees, to cover incidental expenses to be incurred in the ordinary course of business;

(c) Loans consisting of (i) employee relocation loans and other employee loans in the ordinary course of business not to exceed $100,000 in aggregate amount outstanding at any time and (ii) loans to employees, officers, consultants or directors relating to the purchase of equity securities of the Company or the Parent Guarantor pursuant to employee stock purchase plans or agreements approved by the Parent Guarantor’s or the Company's Board of Directors (as applicable);

(d) Debt obligations received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e) Notes receivable or, prepaid royalties and other credit obligations to customers and suppliers who are not Affiliates, in the ordinary course of business;

(f) Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(g) Deferred purchase obligations accepted in connection with Transfers permitted by Section 7.9.

7.24 Transactions With Related Persons. The Loan Parties will not directly or indirectly enter into any material transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in an “arms’ length” dealing unless such transaction is approved by the majority of the Parent Guarantor’s or the Company's disinterested directors (as applicable). For purposes of this Section 7.24 the term “Related Person” means any Affiliate of the Parent Guarantor, or any officer, employee, director or equity security holder of the Company or any Affiliate.

7.25 Compliance with Laws. Each Loan Party shall comply with all applicable Laws in all material respects, provided that it shall not be deemed to be a violation of this Section 7.25 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect. Without limiting the generality of the foregoing, or limiting any other subsection of this Section 7.25, each Loan Party shall ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) in compliance, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (ii) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

7.26 Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lender’s Liens on and first priority security interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Encumbrances, and shall do such other acts and things as the Lender may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents.

7.27 Anti-Terrorism Laws. The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA Patriot Act. The Company shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its sole discretion, confirming Company’s compliance with this Section 7.27.

7.28 Liens. The Loan Parties shall not at any time create, incur, assume or suffer to exist any Lien on any of their property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Encumbrances.

7.29 Guaranties. The Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties or other obligations permitted hereunder.

7.30 Loans and Investments. The Loan Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business; and

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business.

7.31 Fiscal Year. The Loan Parties shall not change their fiscal year from the twelve-month period ending December 31.

7.32 Changes in Documents. The Loan Parties shall not amend in any respect their certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Lender and, in the event such change would be adverse to the Lender as determined by the Lender in its sole discretion, obtaining the prior written consent of the Lenders.

7.33 Capital Expenditures. Loan Parties in the aggregate shall not make Capital Expenditures in excess of $500,000, each in any one fiscal year.

7.34 Notice of Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or potential Event of Default, the Loan Parties shall provide Lender with a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Loan Parties setting forth the details of such Event of Default or potential Default and the action which each Loan Party proposes to take with respect thereto.

7.35 Notice of Litigation. Promptly after any officer of any Loan Party has learned thereof, the Loan Parties shall provide written notice to Lender of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Loan Parties or any Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $100,000 or which if adversely determined would constitute a Material Adverse Effect.

7.36 Certain Events. Each of the Loan Parties shall provide written notice to the Lender:

(a) at least thirty (30) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.9;

(b) within the time limits set forth in Section 7.32, any amendment to the organizational documents of such Loan Party; and

(c) at least thirty (30) calendar days prior thereto, with respect to any change in any such Loan Party’s locations from the locations set forth in this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

8.1 Events of Defaults. The occurrence of any one or more of the following events shall constitute an Event of Default (each an “Event of Default”):

(a) Any representation or warranty made by any Loan Party to the Lenders in the Loan Documents or any representation or warranty made by ITAC to the Lenders in the ITAC Certification shall be materially false or misleading as of the date on which made or deemed made.

(b) The Company shall not have made payment of (i) principal of the Loans when due, or (ii) interest on the Loans or of any other monetary Obligations under any of the Loan Documents for five (5) Business Days or more after the same shall have become due and payable.

(c) The breach by any Loan Party (other than a breach which constitutes an Event of Default under Sections 8.1(a) or (b) above) of any of the terms or provisions of the Loan Documents or a breach by ITAC (other than a breach with constitutes an Event of Default under Section 8.1(a) above) of any of the terms of the ITAC Certification, which is not remedied within fifteen (15) Business Days after written notice from the Lenders.

(d) Unless the subject of a good faith dispute, the Company shall fail to pay its debts generally as they become due; a notice of Lien or assessment in excess of $100,000 which is not a Permitted Encumbrance is filed of record with respect to all or any part of any Loan Parties’ or any of its Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable.

(e) A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit, or any other obligations under which any Loan Party may be obligated as a borrower or guarantor, and such breach, default or event of default causes any or all of the obligations thereunder to become, or to be declared, due and payable before its stated maturity by acceleration or otherwise, and such occurrences, in the aggregate, could reasonably be expected to have a Material Adverse Effect on such Loan Party.

(f) Any Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature.

(g) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding.

(h) Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

(i) Any Judgment(s) singly or in the aggregate in excess of the One Hundred Thousand U.S. Dollars ($100,000) that is not covered by insurance shall be entered against the Company which remains unsatisfied, unvacated or unstayed pending appeal for sixty (60) or more days after entry thereof.

(j) The Company or the Parent Guarantor effectuates a change of control without the prior written consent of the Lenders which is prohibited by Section 7.11 above.

(k) The Company or the Parent Guarantor is in default under the U.S. the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any defaults under similar non-U.S. laws in excess of One Hundred Thousand U.S. Dollars ($100,000).

(l) Any Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.11, or any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof.

(m) Any Loan Document is not or ceases to be a valid, binding and enforceable obligation of, or is repudiated by, the Loan Parties. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.

(n) The occurrence of an event which would have a Material Adverse Effect on any Loan Party.

8.2 Consequences of Default.

(a) If an Event of Default shall occur and be continuing beyond any grace period permitted therefor as set forth above, the Lenders by notice to the Company may declare the entire amount of the Note together with accrued interest and other amounts payable hereunder and under any of the other Loan Documents to be immediately due and payable.

(b) In the event the Note shall be declared or become due and payable by acceleration as provided above, the Note, accrued interest thereon and all sums payable under this Agreement, the Note and under the other Loan Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind other than the notice specifically required by Section 8.2(a), all other notice being expressly waived by the Company.

(c) If an Event of Default specified under Sections 8.1(e), (f), (g), or (h) above shall occur, the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations of the Loan Parties to the Lender hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(d) Upon the occurrence and during the continuance of an Event of Default, the Lenders shall be entitled to, at the option of the Majority Noteholders, exercise any or all of the rights and remedies available to a secured party under the UCC or any other applicable law (including laws of Israel), and exercise any or all of its rights and remedies provided for in this Agreement and in any other Loan Document. The Obligations under this Agreement or any of the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligations is rescinded or must otherwise be returned by any of the Lenders upon, on account of, or in connection with, the insolvency, bankruptcy or reorganization of the Company or the Parent Guarantor (as applicable) or otherwise, all as though such payment had not been made.

(e) Upon the occurrence and during the continuance of an Event of Default, the Majority Noteholders may sell all or any part of the Collateral, at public or private sales, to the Lenders, a wholesaler, retailer or investor, for cash, upon credit or for future delivery, and at such price or prices as Majority Noteholders may deem commercially reasonable, provided, that the Lenders shall comply with all laws, rules and regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, the Company or the Parent Guarantor (as applicable) or the Collateral. To the extent permitted by law, the Company hereby specifically waives all rights of redemption and any rights of stay or appraisal which it has or may have under any applicable law in effect from time to time. Any such public or private sales shall be held at such times and at such place(s) as the Majority Noteholders may determine. In case of the sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lenders until the selling price is paid by the purchaser, but the Lenders shall not incur any liability in case of the failure of such purchaser to pay for the Collateral and, in case of any such failure, such Collateral may be resold. The Lenders may, instead of exercising their power of sale, proceed to enforce the security interest in the Collateral by seeking a judgment or decree of a court of competent jurisdiction.

8.3 Company’s Obligations Upon Default. Upon the request of the Majority Noteholders after the occurrence and during the continuance of an Event of Default, the Company will:

(a) Assemble and make available to the Lenders the Collateral at such place(s) within the states, provinces or jurisdictions, as applicable, where such Collateral is located as the Majority Noteholders shall reasonably designate, segregating all Collateral so that each item is capable of identification; and

(b) Subject to the rights of any lessor, permit the Lender, by a representative appointed by the Majority Noteholders, to enter any premises where any Collateral is located, to take possession of the Collateral, to complete the processing, manufacture or repair of any Collateral, and to remove the Collateral, or to conduct any public or private sale of the Collateral, all without any liability of the Lenders for rent or other compensation for the use of the Company’s premises.

8.4 Preservation of Rights. No delay or omission of the Lenders to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Majority Noteholders and the Company, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lenders until the Obligations have been performed in full.

8.5 Indemnification; Expenses. The Company shall indemnify each Lender and its officers, directors, shareholders, partners, members, trustees, employees, agents, representatives and Affiliates against any and all out-of-pocket losses, damages, liabilities and expenses of any kind incurred by each such Lender in connection with: (i) enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under the Loan Documents; (ii) responding to any subpoena or other legal process or participating (whether voluntarily or involuntarily) in any legal or other proceeding or investigation; and (iii) any insolvency or bankruptcy of the Company or any affiliate thereof. Without limiting the generality of the foregoing, the Company shall, upon demand, pay or reimburse each indemnitee for all indemnified costs and expenses (including reasonable attorneys’ fees and expenses) incurred thereby. Notwithstanding the foregoing, no person shall be entitled to any indemnification, payment or reimbursement in respect of any suit, action or other proceeding or any claim, loss, damage, liability or expense to the extent arising out of or in connection with any gross negligence or willful misconduct of such person.

ARTICLE IX

MISCELLANEOUS

9.1 Assignments; Parties in Interest. This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns. The Loan Parties may not assign either this Agreement or any of their rights, interests, or Obligations hereunder. Any Lender may assign any of its rights hereunder; provided, however, that the transferee agrees to be bound by, and entitled to the benefits of, this Agreement as an original party hereto.

9.2 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Lender or any Loan Party in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Lender and each Loan Party under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender or any Loan Party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.3 Disclosure. Except as otherwise required by law, the Lenders and the Loan Parties agree that they shall make no written or other public disclosures regarding this transaction or regarding the parties hereto to any individual or organization without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, or as required by applicable law.

9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that facsimile signatures shall be binding.

9.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day of the recipient, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and the Lenders at the address for such party set forth below or at such other address as the Company or any such Lender may designate by ten (10) days advance written notice to the other parties hereto.

If to any of the Loan Parties:

IXI Mobile, Inc./IXI Mobile (R&D) Ltd.
17 Hatidhar Street
Ra’anana
Israel 43665
Attention: Gideon Barak, Chairman
972-9-747-6666 telephone
972-9-747-6600 telecopy

With copies to:

Alon Sahar, Esq.
Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv 64239, Israel
(fax: +972 (3) 69666464).

If to the Lender:

Southpoint Master Fund, LP
c/o Southpoint Capital Advisors LP
623 Fifth Avenue; Suite 2503
New York, NY 10022

9.7 Expenses. The Company shall pay all of its expenses incurred in connection with the preparation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby and thereby. In addition, the Company shall pay the Lenders all reasonable out-of-pocket costs and other expenses incurred from time to time by such Lenders in connection with their due diligence review and the drafting and negotiating of the Loan Documents up to an amount not to exceed $150,000.

9.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Majority Noteholders, and following the consummation of the ITAC/IXI Merger and the assumption by ITAC of the Assumed Obligations (as defined in the ITAC Certification), then by ITAC and the Majority Noteholders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Notes purchased under this Agreement at the time outstanding, each future holder of all such Notes, the Company and its Subsidiary, and following the consummation of the ITAC/IXI Merger and the assumption by ITAC of the Assumed Obligations (as defined in the ITAC Certification), by ITAC.

9.9 Entire Agreement; Severability. The Loan Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to such subject matter. It is the desire and intent of the parties that the provisions of the Loan Documents be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of the Loan Documents would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of the provisions thereof governing conflicts of laws.

9.11 Authorized Agent. The Loan Parties do hereby designate and appoint Corporation Service Company, 80 State Street, Albany, New York 12207, as their authorized agent in the United States to accept and acknowledge on their behalf service of any and all process which may be served upon Loan Parties in connection with any suit, action or proceeding regarding injunctive or other equitable relief in connection with or under this Agreement or to enforce any award under this Agreement, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered in the manner provided herein shall be deemed in every respect effective service of process upon the Company and/or the Parent Guarantor in connection with any suit, action or proceeding regarding injunctive or other equitable relief in connection with or under this Agreement or to enforce any award under this Agreement. The Loan Parties (i) shall give prompt notice to Lender of any changed address of their authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in the United States (which substitute agent and office shall be designated as the person and address for service of process), and (iii) shall promptly designate such a substitute if their authorized agent ceases to have an office in the United States or is dissolved without leaving a successor.

9.12 Sovereign Immunity Waived. Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by applicable Law. This waiver includes immunity from (i) any judicial, administrative or other proceedings and (ii) any effort to confirm, enforce or execute any decision, settlement, award, Judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

9.13 CONSENT TO FORUM; WAIVER OF JURY TRIAL. THE LOAN PARTIES HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF THE NEW YORK SUPREME COURT SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 9.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Loan Agreement as of the day and year first above written.

IXI MOBILE (R&D), LTD.

By:/s/ Amit Haller
Name: Amit Haller
Title: Chief Executive Officer

Address:

IXI Mobile(R&D), Ltd.
17 Hatidhar Street
Ra’anana
Israel 43665
Attention: Gideon Barak, Chairman
972-9-747-6666 telephone
972-9-747-6600 telecopy

with a copy to:

Alon Sahar, Esq.
Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv, 64239 Israel
Attention: Alon Sahar, Adv.
972-3-6922862/1 telephone
972-3-6966464 telecopy

IXI MOBILE, INC.

By: /s/ Amit Haller
Name: Amit Haller
Title: Chief Executive Officer

Address:

Same as the address (and address for copies) set forth for IXI Mobile (R&D) Ltd. above

[SIGNATURE PAGE TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Loan Agreement as of the day and year first above written.

LENDER:

SOUTHPOINT MASTER FUND, LP

By: Southpoint GP, LP, its general partner

By: Southpoint GP, LLC

By: /s/ Robert W. Butts
Name: Robert W. Butts
Title: Manager

By: /s/ John S. Clark, II
Name: John S. Clark, II
Title: Manager

Address:	c/o Southpoint Capital Advisors LP
623 Fifth Avenue, Suite 2503
New York, NY 10022

[SIGNATURE PAGE TO LOAN AGREEMENT]

SCHEDULE I

SCHEDULE OF LENDERS

Lender	Principal Amount	Address

Southpoint Master Fund, LP	$20,000,000.00 Six Hundred Thousand (600,000) shares of ITAC Common Stock	Southpoint Capital Advisors LP 623 Fifth Avenue; Suite 2503 New York, NY 10022

Total Principal Amount	$20,000,000.00

Maximum Principal Amount in the event of a Luemi Debt assumption*	$8,000,000.00 Two Hundred Forty Thousand (240,000) shares of ITAC Common Stock	c/o Gemini Israel Funds 9 Hamenofim street Herzliya, Israel Landa Ventures Ltd. Begin 7 St. Ramat Gan, Israel

Total Maximum Principal Amount in the event of a Luemi Debt assumption*	$28,000,000.00

* In the event of an assumption by any of the Leumi Guarantors of any Leumi Debt, this Schedule of Lenders shall be revised to include the name of the assuming Leumi Guarantor(s) and the respective amount of the assumed Leumi Debt.

Exhibit A

Form of Note

See attached form of Note attached

Exhibit B

Form of First Ranking Security Agreement

See attached form of First Ranking Security Agreement attached

Exhibit C

Form of First Ranking Debenture - Fixed and Floating Charge

See attached form of First Ranking Debenture - Floating Charge attached

Exhibit D

Form of Parent Guarantor’s Guaranty

See attached form of Parent Guarantor’s Guaranty

Exhibit E

Form of ITAC Warrant

See attached form of ITAC Warrant

Exhibit F

Form of Registration Rights Agreement

See attached form of Registration Rights Agreement

Exhibit G-1

Form of Legal Opinion of Company Counsel

See attached form of Legal Opinion of Company Counsel

Exhibit G-2

Form of Legal Opinion of Company Israeli Counsel

See attached form of Legal Opinion of Company Israeli Counsel

Exhibit H

9th Amended and Restated Certificate of Incorporation

See attached form of 9th Amended and Restated Certificate of Incorporation

Exhibit I

Guaranty Joinder

See attached form of Guaranty Joinder

Exhibit J

ITAC Certification

See attached form of ITAC Certification

Exhibit K

Undertaking

See attached form of Undertaking